STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 26, 2004, by and between INTERSTATE HOTELS & RESORTS, INC., a Delaware corporation (“Interstate”) and SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation (“Sunstone, Inc.”), SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company (“Sunstone OP”), SUNSTONE HOTEL INVESTORS, LLC, a Delaware limited liability company (“Seller”), SUNSTONE HOTEL TRS LESSEE, INC., a Delaware Corporation (“Sunstone TRS” and, together with Sunstone Inc., Sunstone OP and Seller, the “Sunstone Parties”) and SUNSTONE HOTEL PROPERTIES, INC., a Colorado corporation (“SHP”).

Interstate, the Sunstone Parties, and SHP are together referred to herein as the “Parties.” Capitalized terms used in this Agreement are defined in Article I.

R E C I T A L S:

WHEREAS, on August 18, 2004, the Parties entered into a Confidential Binding Letter of Intent (the “Letter of Intent”) with respect to the sale of the stock of SHP;

WHEREAS, prior to the Closing, SHP will terminate or assign all hotel management agreements, leases and existing franchise agreements to which SHP, as of the date of this Agreement, is a party or is otherwise bound;

WHEREAS, simultaneously with the Closing, SHP and certain direct or indirect wholly-owned subsidiaries of Sunstone TRS will enter into the Master Agreement;

WHEREAS, simultaneously with the Closing, SHP and certain direct or indirect wholly-owned subsidiaries of Sunstone TRS will enter into the Management Agreements;

WHEREAS, the Seller will cause the owners of the Four Hotels to enter into hotel management agreements on the same terms and conditions, except as provided herein, as set forth in the Management Agreements;

WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding shares of common stock of SHP (the “SHP Common Stock”);

WHEREAS, prior to the Closing, SHP will distribute to Seller all of SHP’s right, title and interest in the capital stock of each of its Subsidiaries, consisting of SHP Lessee Corp., a Delaware corporation, SHP Lessee II Corp., a Delaware corporation, SHP Lessee III Corp., a Delaware corporation, and SHP DT Bevflow, Inc., a Delaware corporation (collectively, the “Distributed Subsidiaries”);

WHEREAS, subject to such terms and conditions as are specified herein, and in connection with the entry into the Master Agreement and the Management Agreements, the Seller desires to sell to Interstate the SHP Common Stock held by the Seller;

WHEREAS, subject to such terms and conditions as are specified herein, and in connection with the entry into the Master Agreement and the Management Agreements, Interstate desires to purchase from the Seller such SHP Common Stock; and

WHEREAS, the transactions contemplated by this Agreement will occur simultaneously with the closing of the initial public offering of shares of capital stock of Sunstone, Inc. (the “Sunstone IPO”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following defined terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Assignment and Assumption Agreements ” means (i) an Assignment and Assumption of Lease and License Agreements, Service Contracts, Warranties and Guaranties, Licenses and Permits and other Intangible Property between SHP and certain direct or indirect wholly-owned subsidiaries of Sunstone OP, substantially in the form of Exhibit C-1 and (ii) an Assignment and Assumption of Lease and License Agreements, Service Contracts, Warranties and Guaranties, Licenses and Permits and other Intangible Property between SHP and Sunstone TRS, substantially in the form of Exhibit C-2.

“Books and Records” means all books, documents, records, lists, ledgers, files, deeds, reports, plans, data, drawings and operating and ownership records of any kind (including records, files and data stored on computer disks or tapes or any other storage medium, including any offline or archived data), or portions thereof, pertaining to SHP or the Business, or the assets or liabilities related thereto including all corporate and tax Books and Records of SHP.

“Business” means the business of managing hotels currently conducted by SHP (excluding the Distributed Subsidiaries).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Los Angeles, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any formal or informal written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, easement, right-of-way, right to occupy, encroachment, building or use restriction, lien (including environmental and tax liens), charge, encumbrance, adverse claim, option, right of first refusal, restriction on transfer or voting, conditional sales agreement, preferential arrangement or restriction of any kind.

“Equity Securities” of any Person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to SHP, the SHP Common Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“Four Hotels” means the hotels set forth in Schedule 1.1 attached hereto.
“Four Hotel Management Terms” means the terms and conditions set forth in the Management Agreements, provided, however, that an incentive fee for 2005 equal to ten percent (10%) of the amount by which Net Operating Income for such hotel exceeds the amount of projected Net Operating Income set forth in the Operating Budget for such hotel (the “Initial Threshold”) and the Initial Threshold for each hotel shall increase each subsequent Fiscal Year by the greater of (i) three percent (3%) or (ii) the actual percentage change in REVPAR for such hotel over the previous year multiplied by 1.5. In addition, the owners of the Four Hotels may terminate with no termination fee or similar compensation to Operator (a) two of the management agreements for the Four Hotels during the time period January 1, 2006 and ending on December 31, 2006, (b) one of the management agreements for the Four Hotels during the time period beginning January 1, 2007 and ending on December 31, 2007 and (c) one of the management agreements for the Four Hotels after January 1, 2008 so long as (1) all amounts due the Operator under the terminated management agreement have been paid in full and (2) Operator is given at least thirty (30) days prior written notice by the owner of the terminated hotel (“Special Termination Right”). If and to the extent a Special Termination Right is not exercised during any applicable period, such Special Termination Right shall carryover and be exercisable in any subsequent period on the same terms and conditions as if exercised during the applicable period. In addition, the management agreements for any or all of the Four Hotels may be terminated at any time upon the sale of such hotels(s) to unaffiliated third parties with no termination fee or similar compensation to Operator so long as (1) all amounts due the Operator under the terminated management agreement have been paid in full and (2) Operator is given at least thirty (30) days prior written notice by the owner of the terminated hotel; provided, however, the termination of a management agreement for any of the Four Hotels as a result of a sale to an unaffiliated third party shall exhaust the next available Special Termination Rights. For purposes of this Agreement, the terms “Net Operating Income,” “Operating Budget,” “Fiscal Year,” “REVPAR,” and “Operator” shall have the meanings given to them in the Management Agreements.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Guarantee” means the guarantee, substantially in the form of Exhibit D hereto, by Interstate of the obligations of SHP under the Promissory Note.

"Headquarters Sublease” means the sublease, substantially in the form of Exhibit E hereto, by and between Sunstone TRS and SHP.

“Hotel Employees” has the meaning set forth in the Management Agreements and the similar agreements with the Four Hotels.

“Indebtedness” means (i) indebtedness of SHP for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of SHP evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of SHP under or in respect of capitalized leases, (iv) obligations of SHP under conditional sale, title retention or similar agreements or arrangements creating an obligation of SHP with respect to the deferred purchase price of property (other than customary trade credit), (v) interest rate and currency obligation swaps, hedges or similar arrangements, (vi) all obligations of any of SHP to guarantee any of the foregoing types of obligations on behalf of any Person other than SHP and (vii) all accrued and unpaid interest and all fees, penalties, premiums or other costs or expenses that have been incurred or would be required to be incurred, in order to cancel or repay all Indebtedness at Closing.

“Interstate Board” means the Interstate Board of Directors.

“Inter-Company Payable” means inter-company indebtedness relating to various loans and advances made by Seller and its affiliates to SHP prior to the date hereof, represented by the Promissory Note, in the amount of $8,000,000, to remain owing after the Closing from SHP to Seller.

“Interstate Common Stock” means shares of the common stock, $0.01 par value per share, of Interstate.

“Interstate Indemnified Parties” means Interstate and (without duplication) its Affiliates (including, after the Closing, SHP), successors and assigns, and each of the foregoing’s respective officers, directors, employees, agents and representatives.

“Losses” of a Person means any and all losses, obligations, deficiencies, liabilities (including liabilities for Taxes), damages, claims, claims of third parties (including government agencies) awards, judgments, fines, payments, settlements, costs and expenses (including reasonable costs of investigation, remediation and reasonable attorneys’ fees) actually suffered or incurred by such Person (exclusive, however, of losses or damages in the nature of lost profits or diminution in value; inclusive, however, of reasonable attorneys’ fees and costs of suit incurred by an indemnified party in enforcing the obligations hereunder).

“Material Adverse Effect” means, with respect to Interstate or SHP, any change, event, circumstance, occurrence or effect that, individually or in the aggregate with such other changes and effects, (i) has a materially adverse effect on the business, assets, properties, results of operations or financial condition of Interstate and its Subsidiaries, taken as a whole, on the one hand, or SHP or the Business, on the other hand, as applicable, or (ii) materially impedes or delays the ability of Interstate or the Seller, as applicable, to consummate the Transactions or otherwise perform their obligations under the Transaction Documents; provided, however, that in no event shall any change, event, circumstances or occurrence resulting from any of the following be taken into account in determining whether there has been or is reasonably expected to be a Material Adverse Effect: (A) any change in the market price of Interstate Common Stock, (B) events or market conditions generally affecting the lodging industry, or (C) the Transactions or any action required or expressly contemplated to be taken or prohibited from being taken pursuant to the Transaction Documents.

“Permitted Encumbrance” means (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP applied in a manner consistent with the preparation of the Third Quarter Balance Sheet shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP applied in a manner consistent with the preparation of the Third Quarter Balance Sheet shall have been made therefor, (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) easements, rights-of-way, restrictions and other similar charges or other Encumbrances on any SHP Property, in each case which do not materially interfere with the ordinary conduct of business of SHP and do not materially detract from the value of the property to which such Encumbrance relates and (e) Encumbrances described on Schedule 3.15.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Liabilities” means, other than any Pre-Closing Liability, any liability of any kind or nature, liquidated or unliquidated, known or unknown, to the extent arising out of, resulting from or related to the ownership of SHP or its assets, liabilities and operations (including the assets, liabilities and operations of its Subsidiaries) on or after the Closing.

“Pre-Closing Liabilities” means any liability of any kind or nature, liquidated or unliquidated, known or unknown, including for the avoidance of doubt any liability that may be incurred by or asserted against such party and that arises in connection with the self-insured, retention or deductible amount of any claim under, or underfunded portion of, any health or welfare insurance plan, workers compensation insurance plan, general liability insurance policy, any employee benefit, pension or profit sharing plan or any other similar plan, policy or program, or any liability that may arise pursuant to Title IV of ERISA, to the extent arising out of, resulting from or related to the ownership of SHP or its assets, liabilities and operations (including the assets, liabilities and operations of the Distributed Subsidiaries), prior to the Closing, regardless of whether or not any such liability is disclosed in any Schedule provided hereunder or would be required under GAAP to be reflected on a balance sheet of SHP as of the Closing Date; provided, however, that all Losses arising out of, resulting from or relating to any of the following shall be deemed to be Pre-Closing Liabilities: (i) any Person other than a Continuing Employee or Hotel Employee who, as of the Closing Date, is a current or former employee of SHP or any of its Affiliates, including the Distributed Subsidiaries; (ii) any asset, Permit or Contract held by SHP, or by which SHP is otherwise bound, at Closing other than the Retained Assets; (iii) any termination on or prior to the January 31, 2005 of any Continuing Employee disclosed on Schedule 1.1, whether such termination is initiated by SHP or such Continuing Employee, and regardless of the reason for such termination and (iv) a fraction of any bonus payments to any Continuing Employee with respect to service in 2004, the numerator of which is the number of days in 2004 on or prior to the Closing Date during which such Continuing Employee was an employee of SHP or any of its Affiliates and the denominator of which is the number of days in 2004 during which such Continuing Employee was an employee of SHP or any of its Affiliates.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Promissory Note” means a promissory note, substantially in the form of Exhibit F, issued by SHP to Seller, evidencing the Inter-Company Payable.

“SEC” means the United States Securities and Exchange Commission.

“Signing Date” means the date first written above.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Sunstone Indemnified Parties” means the Sunstone Parties and each of their respective Affiliates, successors and assigns, and each of the foregoing’s respective officers, directors, employees, agents and representatives.

“Tax Authority” means a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax .

“Trademark License Agreement ” means a Trademark License Agreement substantially in the form of Exhibit G.

“Transaction Documents” means this Agreement, the Master Agreement, the Management Agreements, the Promissory Note, the Guarantee and each agreement, instrument and certificate delivered pursuant to the terms hereof and thereof after the Signing Date.

“Transactions” means the transactions contemplated hereunder and under the other Transaction Documents.

“Treasury Regulations” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

Section 1.2 Additional Defined Terms. As used in this Agreement, the following defined terms shall have the meanings ascribed thereto, respectively, in the Section of this Agreement referenced with respect to each such defined term (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Additional Asset”	Section 6.4

“Agreement”	Preamble

“Claim”	Section 8.2

“Claim Notice”	Section 8.2

“Closing”	Section 2.5

“Closing Date”	Section 2.5

“Confidentiality Agreement”	Section 6.2

“Continuing Employees”	Section 3.14

“Distributed Subsidiaries”	Preamble

“Environmental Law”	Section 3.18

“Environmental Permit”	Section 3.18

“ERISA”	Section 3.14

“Exchange Act”	Section 3.8

“E&Y”	Section 5.2

“Governmental Authority”	Section 3.7

“Hazardous Substance”	Section 3.18

“Improvements”	Section 3.15

“Intended Assignees”	Section 2.8

“Interstate”	Preamble

“Intellectual Property Rights”	Section 3.17

“IRS”	Section 3.14

“KPMG”	Section 5.2

“Law”	Section 3.19

“Leased Real Property”	Section 3.15

“Letter of Intent”	Preamble

“Management Agreements”	Section 7.3

“Master Agreement”	Section 7.3

“Material SHP Contracts”	Section 3.16

“New York Courts”	Section 10.8

“Parties”	Preamble

“Per Diem Taxes”	Section 8.3

“Permits”	Section 3.19

“Reimbursement Obligation”	Section 2.7

“Related Persons”	Section 8.2

“Representatives”	Section 6.2

“Retained Assets”	Section 2.4

“SAS 100”	Section 5.2

“Seller Disclosure Schedules”	Section 3.25

“Seller”	Preamble

“Seller’s Knowledge”	Section 3.25

“SHP”	Preamble

“SHP Benefit Plans”	Section 3.14

“SHP Common Stock”	Preamble

“SHP Employees”	Section 3.14

“SHP Regulatory Agreement”	Section 3.13

“Subsidiary Equity Securities”	Section 3.6

“Sunstone Knowledge Party”	Section 3.25

“Sunstone, Inc.	Preamble

“Sunstone IPO”	Preamble

“Sunstone OP”	Preamble

“Sunstone Parties”	Preamble

“Sunstone TRS”	Preamble

“Tax Claim”	Section 8.3

“Taxes”	Section 3.11

“Tax Return”	Section 3.11

“Termination Date”	Section 9.1

“Third Party Notice”	Section 8.2

“Third Quarter Balance Sheet”	Section 3.8

“Unaudited Third Quarter Financial Statements”	Section 3.8

“Unaudited Historical Financial Statements”	Section 3.8

“Untransferred Interest”	Section 2.8

“Year-End Financial Statements”	Section 3.8

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Interstate, and Interstate agrees to purchase from Seller, all of the issued and outstanding SHP Common Stock, free and clear of all Encumbrances.

Section 2.2 Purchase Price. In consideration for the sale by the Seller of the SHP Common Stock to Interstate, Interstate shall deliver to Seller cash in the amount of One Dollar ($1.00).

Section 2.3 Tax Structure.

(a) The Parties acknowledge and agree that no Party shall make an election under Section 338 of the Code.

Section 2.4 Pre-Closing Transactions. Prior to the Closing, the Seller shall effect, or cause its respective Affiliates to effect, the following transactions and shall certify to Interstate that the following transactions have been consummated in full:

(a) Effective immediately prior to Closing, the Sunstone Parties and their Affiliates and SHP shall terminate or assign (in each case with no further liability to SHP) all hotel management agreements, leases and existing franchise agreements and certain other Contracts and Permits to which SHP is a party or by which it is otherwise bound, and certain other assets relating to the hotel properties managed by SHP; provided, however that in no event at or prior to Closing shall SHP be entitled to assign the Master Agreement, the Management Agreements and the similar agreements entered into with respect to the Four Hotels, any tangible personal property, the SHP Benefits Plans, the collective bargaining agreements disclosed on Schedule 3.16, any employment agreements with Continuing Employees, or any of the following insurance policies disclosed on Schedule 3.20: (i) the general liability insurance policy with Continental Casualty; (ii) the workers’ compensation policy with Old Republic Insurance and (iii) the stop-loss policy with Cigna HealthCare (collectively, the “Retained Assets”).

(b) The Sunstone Parties and SHP shall cause all inter-company accounts payable and accounts receivable among any of the Sunstone Parties or any of their Affiliates, on the one hand, and SHP, on the other hand, other than the Inter-Company Payable, to be satisfied in full.

(c) SHP shall enter into Assignment and Assumption Agreements with respect to the Contracts, Permits and other property relating to the hotel properties managed by SHP.

(d) SHP shall distribute to Seller all of its right, title and interest in the capital stock of each of the Distributed Subsidiaries.

Section 2.5 Closing. Subject to the terms and conditions of this Agreement, closing of the Transactions (the “Closing”) shall be held at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, CA 90067 at 10:00 a.m. (local time) on the closing date of the Sunstone IPO, or such other place or date as may be fixed by mutual agreement of Interstate and Seller. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date.”

Section 2.6 Closing Transactions. Subject to the terms and conditions set forth in this Agreement, at the Closing:

(a) Seller shall deliver or cause to be delivered to Interstate (i) one or more stock certificates representing the shares of SHP Common Stock held of record by it, together with a stock power duly endorsed in blank and (ii) the certificates and other documents required to be delivered pursuant to Section 7.3, in each case in form and substance reasonably satisfactory to Interstate.

(b) Interstate shall deliver or cause to be delivered to the Seller (x) immediately available cash in the amount of One Dollar ($1.00) and (y) the certificates and other documents required to be delivered pursuant to Section 7.2, in each case in form and substance reasonably satisfactory to Seller.

(c) SHP shall execute and deliver to Seller the Promissory Note.

(d) Interstate shall execute and deliver to Seller the Guarantee.

(e) Sunstone TRS and SHP shall execute and deliver to each other the Headquarters Sublease.

(f) Sunstone, Inc. and SHP shall execute and deliver to each other the Trademark License Agreement.

(g) Sunstone, Inc. shall deliver or cause to be delivered to Interstate immediately available cash in the amount of Two Hundred Thousand Dollars ($200,000.00) as a reimbursement for certain expenses of Interstate incurred in connection with the Transactions.

Section 2.7 Reimbursement Obligation. From and after the Closing, the Sunstone Parties shall reimburse Interstate and SHP on a timely basis for any and all ordinary course liabilities incurred by Interstate or SHP arising from SHP’s and the Distributed Subsidiaries’ business and operations prior to Closing, including employee-related liabilities, worker’s compensation, payroll and payroll taxes, employee benefits, pension and retirement obligations, accrued vacation and termination costs (the “Reimbursement Obligation”).

Section 2.8 Pre-Closing Receivables. From and after the Closing, Interstate and SHP shall each promptly forward and pay to Seller any and all amounts that Interstate or SHP receives arising from or related to SHP’s and the Distributed Subsidiaries’ business and operations prior to Closing, together with a statement regarding the source and date of receipt of all such amounts. In furtherance thereof, SHP hereby transfers and assigns to Seller, effective as of the Closing Date, all rights and interests SHP has with respect to each of the accounts listed in Schedule 2.8, including all funds held in such accounts, and acknowledges and agrees that from and after the Closing Date Seller shall be entitled to withdraw from such accounts all funds deposited in or credited to such accounts.

Section 2.9 Non-Assignment. (a) Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any asset, Contract, Permit, or any claim or right or any benefit arising thereunder or resulting therefrom which was contemplated by this Agreement to be assigned by SHP on or prior to Closing, but as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Authorities) is required but has not been obtained as of the Closing Date (an “Untransferred Interest”), unless and until such consent approval or amendment is no longer required or has been obtained. The Sunstone Parties, SHP and Interstate agree that they will use their reasonable commercial efforts to obtain any such consent, approval or amendment.

(b) In the event and to the extent that SHP, Interstate or the Sunstone Parties is unable to obtain any such required consent, approval or amendment required to transfer, license, sublicense, lease, sublease, convey or assign the Untransferred Interests to one or more Sunstone Parties or one or more of their designated Affiliates (collectively, the “Intended Assignees”), SHP shall continue to hold the Untransferred Interest, and to be bound thereby in the case of Contracts and Permits, and unless not permitted by Law, the Sunstone Parties shall, and shall cause the Intended Assignees to, pay, perform and discharge fully, promptly when due, all the obligations of Interstate or SHP thereunder from and after the Closing Date, and the Sunstone Parties shall, and shall cause the Intended Assignees to, indemnify the Interstate Indemnified Parties for all Losses arising out of such performance or failure to perform by the Sunstone Parties or any of the Intended Assignees. In furtherance of the forgoing, Interstate shall, or shall cause SHP to, use reasonable commercial efforts to cooperate in any arrangement, reasonable and lawful as to Interstate, SHP, the Sunstone Parties and the Intended Assignees, designed to provide to the Intended Assignee the benefits arising under any such Untransferred Interests, including accepting such reasonable direction as Seller shall request of Interstate. Interstate shall, and shall cause SHP to, without further consideration therefor, pay and remit to the Intended Assignees promptly all monies, rights and other considerations received in respect of such performance. The Sunstone Parties shall indemnify the Interstate Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Interstate or SHP or any of their Affiliates (i) taken at the direction of the Sunstone Parties or the Intended Assignees or (ii) absent willful misconduct or bad faith, taken at the initiative of Interstate or SHP or any of their Affiliates with respect to any Untransferred Interests. Interstate shall indemnify the Sunstone Indemnified Parties for all Losses arising out of any actions by Interstate or SHP which would constitute willful misconduct or bad faith, unless such activities were taken at the direction of any Sunstone Party, Intended Assignee or any of their respective Affiliates.

(c) Notwithstanding anything else set forth in this Section 2.8, neither Interstate nor any other of its Affiliates shall be required to take any action that may, in the reasonable judgment of Interstate or such Affiliate, (i) result in a violation of any obligation which Interstate or any such Affiliate has to any third party or (ii) otherwise violate applicable Law.

Section 2.10 Time of the Essence. The parties hereto acknowledge and agree that, subject only to satisfaction or waiver of the conditions to Closing set forth hereunder and under the other Transaction Documents, time is of the essence in consummating the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SUNSTONE

PARTIES

As a material inducement to Interstate to enter into the Transaction Documents to which it is party and to consummate the Transactions to which it is party, the Sunstone Parties hereby represent and warrant to Interstate as follows:

Section 3.1 Organization of the Sunstone Parties. Each Sunstone Party is a duly organized, validly existing corporation or limited liability company and is in good standing under the laws of its jurisdiction of organization and has all the requisite corporate or company power and authority and all necessary governmental approvals to own, lease and operate the properties currently owned, operated and leased by it and to carry on its business as it is now being conducted. Each Sunstone Party is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties requires it to be so licensed, qualified, or in good standing except to the extent such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SHP.

Section 3.2 Organization of SHP. SHP is duly incorporated, validly existing and in good standing under the laws of Colorado and has all the requisite corporate power and authority and all necessary governmental approvals to carry on its business as now being conducted and to own, operate and lease the properties currently owned, operated and leased by it. Schedule 3.2 contains a complete and accurate list of the jurisdictions in which SHP is authorized to do business. SHP is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties requires it to be so licensed or qualified, except to the extent such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SHP. The Sunstone Parties have delivered to Interstate complete and correct copies of the certificates of incorporation and bylaws of SHP, which are in full force and effect as of the date hereof. SHP is not in violation of any of the provisions of such certificates or bylaws. Schedule 3.2 lists all appointed and acting officers and directors of SHP each of whom shall resign their positions at SHP immediately prior to the Closing.

Section 3.3 Authority. Each of SHP and the Sunstone Parties has full authority, right, power and capacity to enter into each Transaction Document to which it is party and to carry out the Transactions. The execution, delivery and performance by each of SHP and the Sunstone Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary action of SHP and the Sunstone Parties, and no other action on the part of SHP or the Sunstone Parties is required in connection therewith. This Agreement has been, and prior to the Closing each other Transaction Document will be, duly executed and delivered by each of SHP and the Sunstone Parties party thereto. Assuming due authorization, execution and delivery by Interstate, each Transaction Document constitutes, or when executed and delivered will constitute, valid and binding obligations of each of SHP and the Sunstone Parties party thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

Section 3.4 Non-Contravention. Except as provided in Schedule 3.4, and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 3.7 have been obtained and all filings and notifications set forth on Schedule 3.7 have been made, the execution, delivery and performance by SHP and the Sunstone Parties of the Transaction Documents, and the consummation of the Transactions:

(i) do not and will not violate the terms of any organizational documents of any of SHP or the Sunstone Parties;

(ii) do not and will not violate in any material respect any Laws of any Governmental Authority applicable to any of SHP or the Sunstone Parties, or by which any property or asset of SHP or the Sunstone Parties is bound or affected; and

(iii) will not (with notice or lapse of time or both) require any consent or approval under, result in a material breach of or loss of benefit under, constitute a material default under, accelerate any material obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which SHP or the Sunstone Parties is a party as of the Closing Date or by which the property of SHP or the Sunstone Parties is bound or affected as of the Closing Date, or result in the creation or imposition of any material Encumbrance on any of the assets or properties of SHP or the Sunstone Parties as of the Closing Date.

Section 3.5 Capitalization of SHP. The authorized capital stock of SHP consists solely of 100,000 shares of SHP Common Stock, including 50,000 shares of Class A common stock and 50,000 shares of Class B common stock, of which 1,000 shares of Class A common stock and 1,040 shares of Class B common stock are issued and outstanding. All of the issued and outstanding shares of SHP Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive rights and were not issued in violation of the Securities Act or any other applicable Laws (including state “Blue Sky” laws). Seller owns of record and beneficially all of the issued and outstanding shares of SHP Common Stock, free and clear of all Encumbrances, and such shares of SHP Common Stock constitute all of the issued and outstanding Equity Securities of SHP. SHP has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SHP Common Stock or any other Equity Securities of SHP. There are no agreements or circumstances of any kind which may obligate SHP to issue, purchase, register for sale, redeem or otherwise acquire any of its SHP Common Stock or any other Equity Securities of SHP. There are no declared or accrued and unpaid dividends or distributions, or any other obligations owing by SHP, with respect to the SHP Common Stock or any other Equity Securities of SHP. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which SHP or any Seller is a party or by which any of them may be bound with respect to the voting or transfer of the shares of SHP Common Stock. At the Closing, Interstate will acquire good title to the SHP Common Stock.

Section 3.6 Subsidiaries. Schedule 3.6 sets forth the name of each Distributed Subsidiary, the jurisdiction of incorporation or organization of each such Distributed Subsidiary, the number, type and class of its authorized Equity Securities, the number of shares each class of Equity Securities of each Distributed Subsidiary that are issued and outstanding (collectively, the “Subsidiary Equity Securities”), the current ownership by SHP of such Subsidiary Equity Securities and the identity of any other record or beneficial holder of Subsidiary Equity Securities. The Subsidiary Equity Securities described in Schedule 3.6 constitute all the issued and outstanding Equity Securities of the respective Subsidiaries. The Subsidiary Equity Securities have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any pre-emptive rights and were not issued in violation of the Securities Act or any other applicable Laws (including state “Blue Sky” laws). There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Equity Securities held by SHP or any of the Distributed Subsidiaries or, to the Seller’s Knowledge, the Subsidiary Equity Securities held by any other Person. Except for the Subsidiary Equity Securities described on Schedule 3.6, neither SHP nor any of the Distributed Subsidiaries owns of record or beneficially any Equity Securities of any Person or any right (contingent or otherwise) to acquire the same.

Section 3.7 Consents and Approvals. Except as set forth on Schedule 3.7, the execution, delivery and performance of the Transaction Documents by SHP and the Sunstone Parties, and the consummation of the Transactions, will not require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”), except (i) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SHP, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Interstate or its Affiliates.

Section 3.8 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 3.8 are (i) an unaudited pro forma balance sheet of SHP (excluding the Distributed Subsidiaries) as at December 31, 2003, and statement of income of SHP (excluding the Distributed Subsidiaries) for the year ended December 31, 2003 (collectively, the “Year-End Financial Statements”) and (ii) an unaudited pro forma balance sheet of SHP (excluding the Distributed Subsidiaries) as at September 30, 2004 (the “Third Quarter Balance Sheet”), and the unaudited pro forma statement of income of SHP (excluding the Distributed Subsidiaries), for the nine (9) month period ended September 30, 2004 (the “Unaudited Third Quarter Financial Statements”). The Unaudited Third Quarter Financial Statements, together with the Year-End Financial Statements, are hereinafter referred to as the “Unaudited Historical Financial Statements.”

(b) The Unaudited Historical Financial Statements (including the notes thereto) (i) have been prepared in accordance with (x) GAAP consistent with the accounting principles and practices applied in preparation of the financial statements of Sunstone and its Affiliates, applied on a consistent basis for the periods involved, except for the exclusion of the assets, liabilities, results of operations and cash flows of the Distributed Subsidiaries and except for the absence of footnotes, and (ii) fairly presents in all material respects the financial position, and results of operations of SHP, as of the dates and for the periods presented therein and subject to, in the case of the Unaudited Third Quarter Financial Statements, normal recurring year-end adjustments (the effect of which will not be, individually or in the aggregate, material in amount or nature). The Unaudited Historical Financial Statements (including the notes thereto) have been prepared from, and in accordance with, the books and records relating thereto, which books and records have been regularly kept and maintained in accordance with Sunstone’s normal and customary practices and have been the basis for historical financial statements of Sunstone and its Affiliates.

(c) Except as set forth on Schedule 3.8, SHP has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities reflected or reserved against on the Third Quarter Balance Sheet or in the notes thereto; (ii) liabilities that arose in the ordinary course of business after the date of the Third Quarter Balance Sheet substantially consistent with past practice; and (iii) Pre-Closing Liabilities incurred in connection with or arising out of the Transactions.

(d) As of the Closing Date there will not be any loans or advances by SHP or any of the Sunstone Parties to any of their respective officers or directors that would be in violation of Section 402 of the Sarbanes Oxley Act of 2002 if SHP were an issuer of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e) Except as set forth on Schedule 3.8 and Indebtedness under the Promissory Note or which will be paid or discharged on or prior to the Closing Date, SHP has no Indebtedness for borrowed money, including any Indebtedness of the type described in clause (i) or (ii) in the definition of “Indebtedness” herein, or Liabilities under any guarantees of Indebtedness of third Persons. Except for obligations and liabilities reflected in the Third Quarter Balance Sheet, SHP has no material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third person, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by SHP, including in connection with any “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act) effected by SHP.

Section 3.9 Absence of Certain Changes. Except as expressly contemplated or required hereby (including under Section 2.4) or as set forth in Schedule 3.9, since December 31, 2003, (A) SHP has conducted its business only in the ordinary course and in a manner consistent with past practice, (B) there has not been any change, event, occurrence, development or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SHP and (C) there has not been:

(i) any damage, destruction or other casualty loss with respect to any asset or property owned or leased by SHP, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a material impairment to the operations at, or value of, any hotel or other material property owned, leased or managed by SHP;

(ii) any declaration, setting aside or payment of any dividend or distribution in respect of SHP Common Stock or any redemption, purchase or other acquisition of any of SHP’s securities or any grant, or commitment to grant, any Equity Securities of SHP to the extent such dividend, distribution, redemption, purchase or other acquisition has not been completed (with no further obligation of SHP) prior to the date of this Agreement;

(iii) (A) any increase in, or commitment to increase, grant of additional, or commitment to grant additional, compensation or benefits provided or to be provided to any current or former SHP Employees, except in the ordinary course of business consistent with past practice or as required by any SHP Benefit Plan or applicable Law or (B) any establishment or termination of any bonus, insurance, welfare, employment, consulting, personal services, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, program or arrangement except in the ordinary course of business consistent with past practice or as required by applicable Law;

(iv) (A) any incurrence or assumption by SHP of any Indebtedness for borrowed money other than the Inter-Company Payable and amounts that will be satisfied prior to Closing or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingent or otherwise) by SHP for the obligations of any other person, other than in the ordinary course of business consistent with past practice and individually not in excess of $100,000;

(v) any creation or assumption by SHP of any Encumbrance on any material asset of SHP, other than Permitted Encumbrances and Encumbrances on assets terminated or assigned pursuant to Section 2.4;

(vi) any making of any loan, advance or capital contribution to or investment in any Person (including an employee or director of SHP) by SHP except in the ordinary course of business consistent with past practice and except for loans, advances or capital contributions to or investments in Affiliates of SHP;

(vii) any material acquisition or disposition by SHP of any business or, except in the ordinary course of business consistent with past practice, assets;

(viii) any modification, amendment, assignment or termination of or relinquishment by SHP of any rights under any Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or would reasonably be expected to result in, individually or in the aggregate, a material impairment to the operations at, or value of, any hotel or other material property owned, leased or managed by SHP after the Closing Date; or

(ix) any Contract entered into by SHP that contains (A) any “change of control” provision that would be triggered by, (B) any provision that would cause the termination or adverse modification of such Contract as a result of or (C) any prohibition on transfer that would be violated or breached by, in each case, the execution and delivery of any Transaction Document or the consummation of the Transactions that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on SHP;

(x) any material Contract entered into regarding any SHP Benefit Plan (including any settlement agreement with any Governmental Authority) or any collective bargaining agreement;

(xi) revaluation by SHP of any of its assets or properties, including writing off of notes or accounts receivable or revaluing inventory;

(xii) any charitable contribution made or pledged by SHP;

(xiii) any tax election, or change in any tax election, made by SHP;

(xiv) settlement, compromise or concession of any claim or assessment for Taxes, or the surrender of any right to claim a refund of Taxes or otherwise offset any Tax liability; or

(xv) any agreement or commitment by SHP to do any of the foregoing.

Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no, and in the last three years there has not been any, material action, suit or proceeding, claim, arbitration or investigation against SHP pending or, to the Seller’s Knowledge, threatened and (b) neither SHP nor, with respect to the Business, any Seller is subject to any material outstanding order, writ, injunction, decree or arbitration ruling, award or other finding.

Section 3.11 Taxes. Except as set forth in Schedule 3.11:

(a) The Seller, its respective Affiliates and SHP has timely filed or caused to be filed all material Tax Returns required to be filed by or with respect to it, its operations and assets, and has paid or caused to be paid all Taxes shown thereon as owing. All Tax Returns filed by the Seller, its respective Affiliates or SHP were prepared in compliance with all applicable Laws and regulations and are in all material respects true, complete, and correct. Complete copies of federal, state, local, and foreign Tax Returns of the Seller, its respective Affiliates and SHP for any Tax Periods that are still subject to audit by a Tax Authority have heretofore been delivered or made available to Interstate. Prior to the date hereof, the Seller has provided to Interstate copies of all revenue agents’ reports and other written assertions of deficiencies or other liabilities for Taxes of the Seller, its respective Affiliates and SHP with respect to past periods for which the applicable statute of limitations has not expired. As used in this Agreement, (i) “Tax” or “Taxes” shall mean with respect to any Person, all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including all income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, federal, state, local or foreign worth, capital stock, asset, sales, use, license, estimated withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, environmental (including taxes under Section 59A of the Code), customs, disability, registration, alternative or add-on minimum, superannuation guarantee charge, corporation (including ACT), import, export, registration, production, frankings, fringe benefits, occupancy, real property, personal property, business and occupation, mercantile, stamp, or other tax of any kind whatsoever, including any interest and any penalties, additions to tax or additional amounts, imposed by any Tax Authority whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by Law (including as a result of the application of Treasury Regulation Section 1.1502 6) or otherwise); and (ii) “Tax Returns” shall mean all returns, notices, forms elections, reports, or similar statements or other documents required to be filed with respect to any Tax (including any attached schedules and any amendments thereof), including information returns, claims for refund, amended returns, or declarations of estimated Tax.

(b) The Seller, its respective Affiliates and SHP has timely paid or caused to be paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable with respect to the Seller, its respective Affiliates or SHP, or their respective operations and assets, except for Taxes that are being contested in good faith by appropriate proceedings (all of which are disclosed on Schedule 3.11(b)).

(c) The Seller, its respective Affiliates and SHP has complied with all applicable Laws, rules, and regulations relating to the withholding of Taxes (including sales and use taxes) and has timely collected or withheld and paid over to the proper governmental authorities all amounts shown to be owing or withheld on its Tax Returns and paid over for all prior periods under all applicable Laws. SHP has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which SHP would have been obligated to collect or withhold Taxes.

(d) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to the Seller, its respective Affiliates or SHP, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending. Set forth in Schedule 3.11(d) for SHP are the jurisdictions in which SHP has filed Tax Returns within the last three tax years. No claim has been made within the last three years by a Tax Authority in a jurisdiction where SHP does not file Tax Returns that SHP may be subject to taxation in that jurisdiction.

(e) There are no Tax rulings, request for rulings, or closing agreements or any other binding agreement with a Tax Authority relating specifically to the Seller, its respective Affiliates or SHP which could affect any liability of any of them for Taxes for any period after the Closing Date.

(f) There are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Tax Authority against the Seller, its respective Affiliates or any of its Subsidiaries. No action, suit, proceeding, investigation, audit, claim, or assessment is presently pending or to the Seller’s Knowledge, proposed with regard to any Taxes that relate to the Seller, its respective Affiliates or SHP for which the Seller, its respective Affiliates or SHP would or could be liable. Neither the Seller, its respective Affiliates or SHP has received a request from any taxing authority for information with respect to Taxes of the Seller, its respective Affiliates or SHP. Neither the Seller, its respective Affiliates nor SHP has any knowledge of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Seller, its respective Affiliates or SHP, and no issue has arisen in any examination of the Seller, their respective Affiliates or SHP by any taxing authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld. Schedule 3.11(f) sets forth for SHP and its Affiliates the Tax Returns which have been audited within the last six years by the relevant Tax Authorities for each period set forth on Schedule 3.11(f). No power of attorney has been executed by or on behalf of the Seller, its respective Affiliates or SHP with respect to any matters relating to Taxes that are currently in force.

(g) Neither the Seller, its respective Affiliates nor SHP (i) has agreed to or is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other Laws or regulations) by reason of a change in accounting method or otherwise; (ii) has knowledge that any taxing authority has proposed any such adjustment or change which proposal is currently pending; or (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to its business and operations. SHP will not be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of any Seller, any of its Affiliates or SHP making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period.

(h) Neither the Seller, its respective Affiliates nor SHP (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract, (ii) has any current or potential contractual obligation to indemnify any other person with respect to Taxes, or (iii) has any obligation to make distributions in respect of Taxes.

(i) No Taxes are delinquent or constitute a lien (other than with respect to Taxes which are not yet due and payable) against any Seller, their respective Affiliates or SHP, except with respect to Taxes being contested in good faith by appropriate proceedings (all of which are disclosed on Schedule 3.11(b)) and for payment of which Taxes adequate reserves have been established.

(j) To the Knowledge of the Seller, no property of the Seller or SHP is “tax-exempt use property” within the meaning of Section 168 of the Code.

(k) SHP has never been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary return for federal, state, local, or foreign tax purposes, other than such a group of which SHP is the common parent..

(l) The Transactions are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

Section 3.12 Non-Competition Agreements.

(a) Schedule 3.12 sets forth a complete and accurate list of each Contract to which SHP or any of its Affiliates will be a party or will otherwise be bound as of the Closing Date which purports to restrict or prohibit SHP from, directly or indirectly, engaging in any portions of the Business after the Closing Date. Except as set forth in Schedule 3.12, no such Contract will exist as of the Closing Date except any such Contract that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SHP.

Section 3.13 Agreements with Regulatory Agencies. SHP is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a “SHP Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business. SHP has not been advised by any Governmental Authority that such Governmental Authority is considering issuing or requesting any SHP Regulatory Agreement.

Section 3.14 Employee Benefit Plans; Labor Matters. (a) Each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other agreement, policy, program or arrangement, and each employment, personal services consulting, termination, severance or other employee benefit contract, agreement, plan, program or arrangement (collectively, the “SHP Benefit Plans”), with respect to which SHP or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by SHP or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, officer, agent or director of SHP or any of its Subsidiaries (the “SHP Employees”) is listed on Schedule 3.14.

(i) Each SHP Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such SHP Benefit Plan or related trust;

(ii) Each SHP Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of ERISA, the Code and other applicable Law, and all reporting, filing and disclosure obligations imposed under ERISA, the Code and other applicable Law have been satisfied with respect to each SHP Benefit Plan;

(iii) Neither SHP nor any of its Subsidiaries has incurred, or would reasonably be expected to incur, any direct or indirect liability arising out of a violation of Title I of ERISA or comparable provisions of the Code, or arising out of or by operation of Title IV of ERISA or comparable provisions of the Code, in connection with any SHP Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such liability;

(iv) All contributions and/or insurance premium payments due and payable within the six years immediately preceding the date hereof in respect of each SHP Benefit Plan have been made in full and in proper form;

(v) Neither SHP nor any of its Subsidiaries is currently sponsoring or is obligated to contribute to, or has ever sponsored or been obligated to contribute to any “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), “multiple employer plan” (as defined in Section 210 of ERISA and Section 413 of the Code) or “defined benefit plan” (as defined in Section 3(35) of ERISA);

(vi) Neither SHP nor any of its Subsidiaries (A) would incur any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if it withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) from each SHP Benefit Plan that is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (B) has incurred any such withdrawal liability that has not been satisfied in full;

(vii) No SHP Benefit Plan currently has, or has within the six years immediately preceding the date hereof incurred, any accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any SHP Benefit Plan, nor has any lien in favor of any SHP Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA been so requested or granted;

(viii) Except as otherwise required under ERISA, the Code and other applicable Law, no SHP Benefit Plan currently or previously maintained by SHP or any of its Subsidiaries provides or is obligated to provide any post-retirement health, life or other welfare benefits nor or in the future;

(ix) No SHP Benefit Plan is or at any time was funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code), and no benefits under any SHP Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code);

(x) With respect to any insurance policy providing funding for benefits under any SHP Benefit Plan, there is no liability of SHP or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof;

(xi) There is no pending or, to the Seller’s Knowledge, threatened litigation, assessment, complaint, proceeding audit, or investigation of any kind in any court or from any Governmental Authority or other person with respect to any SHP Benefit Plan (other than routine claims for benefits), nor is there, to the Seller’s Knowledge, any basis for one;

(xii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by SHP or any of its Subsidiaries under any SHP Benefit Plan;

(xiii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with a subsequent event) will (A) result in the provision of benefits or the payment of separation, severance, termination, “golden parachute” or similar-type benefits to any Person, (B) increase any benefits otherwise payable under any SHP Benefit Plan or otherwise, (C) result in any acceleration of the time of payment or vesting of any benefits, (D) trigger a requirement for funding or the acceleration of funding of any benefits or (E) commence a period during which a subsequent termination of employment by an employee of SHP or any of its Subsidiaries will entitle such employee to benefits in excess of what would otherwise have been required in the absence of the transactions contemplated hereby; and

(xiv) SHP has no commitment or obligation to establish any material arrangement which, if in effect as of the date hereof, would constitute a SHP Benefit Plan.

(b) SHP and the Seller have made available to Interstate a complete and accurate copy of each SHP Benefit Plan (or a written summary in the case of any unwritten SHP Benefit Plan) and a complete and accurate copy of each material document prepared in connection with each such SHP Benefit Plan, including a copy of (i) each trust or other funding arrangement, if any, (ii) each summary plan description and summary of material modifications, if any, (iii) the most recently filed IRS Form 5500, if any, (iv) the most recently received IRS determination letter, if any, (v) the most recently prepared actuarial report and financial statement, if any, (vi) any related insurance policy in effect, and (vii) the most recent discrimination testing reports for each qualified retirement plan.

(c) Except as set forth in Schedule 3.14(c)(1), (i) there are no “leased employees” within the meaning of Section 414(n) of the Code who perform services for SHP or any of its Subsidiaries and (ii) neither SHP nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor union organization. The Sunstone Parties and SHP have made available true, correct and complete copies of all such agreements to Interstate. Except as set forth in Schedule 3.14(c)(2): (A) currently there are, and within the three years immediately preceding the date hereof there have been, no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect SHP or any of its Subsidiaries; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Seller’s Knowledge, after due inquiry, threatened between SHP or any of its Subsidiaries and any of their respective employees, and neither SHP nor any of its Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither SHP nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against SHP or any of its Subsidiaries under any such agreement or contract; and (D) there are no unfair labor practice complaints pending against SHP or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of SHP or any of its Subsidiaries.

(d) There is no contract, agreement, plan, or arrangement covering any employee of SHP or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by SHP by reason of Section 280G of the Code.

(e) Set forth on Schedule 3.14(e) is a complete and correct list of each Person other than the Hotel Employees who is an employee of SHP as of the Closing (the “Continuing Employees”) and each Continuing Employee’s salary and bonus compensation as of the date of this Agreement. Immediately prior to the Closing, there will be no employees of SHP other than the Continuing Employees and the Hotel Employees.

Section 3.15 Properties.

(a) SHP does not own any real property.

(b) Schedule 3.15 describes all real property leased or licensed for use by SHP (the “Leased Real Property”). The Leased Real Property is all of the real property used or held for use in the Business.

Section 3.16 Contracts and Commitments.

(a) Except as set forth on Schedule 3.16 or pursuant to the Transactions, immediately prior to the Closing neither SHP nor, with respect to the Business, any of the Sunstone Parties will be a party to, and neither any of such Persons nor their respective assets will be bound by any:

(i) management contracts and franchise agreement in effect with respect to the hotels owned, leased or operated in the Business;

(ii) documents evidencing or creating Indebtedness for borrowed money, or giving rise to a guarantee of such Indebtedness, of SHP with a remaining principal balance;

(iii) partnership agreements, limited liability company agreements, joint venture agreements, joint marketing contracts or alliance contracts;

(iv) leases relating to any material real or personal property leased by SHP;

(v) employment agreements with the SHP Employees, any change in control, retention or severance agreement or arrangement with any SHP Employee, and all agreements pursuant to which consulting services are rendered to SHP, in each case that are likely to involve payments in excess of $50,000 per year;

(vi) Contracts granting any party a first-refusal, first-offer or other right to purchase or acquire any equity interest in SHP;

(vii) Contracts between SHP and any Affiliate of SHP that would reasonably be expected to result in the aggregate, in payments of more than $50,000 per year;

(viii) Contracts pursuant to which SHP has an obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment or otherwise in connection with (A) any acquisition or disposition of assets, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of a type specified in (A) or (B);

(ix) other Contracts with respect to any merger, or sale or acquisition of material assets or equity interests, that has not yet closed;

(x) collective bargaining agreements;

(xi) “requirements” or “take or pay” Contracts;

(xii) any material license agreements or other Contracts relating to Intellectual Property Rights (other than standard end-user object code internal use software license agreements);

(xiii) Contracts with respect to credit card programs; or

(xiv) other Contracts that are entered into outside the ordinary course of business and are material to the Business;

(b) True and complete copies of the Contracts disclosed or required to be disclosed on Schedule 3.16 (the “Material SHP Contracts”) have been delivered to Interstate. Except as set forth on Schedule 3.16 (i) each Material SHP Contract is valid, binding and enforceable in all material respects on SHP and, to the Seller’s Knowledge, on the other party or other parties thereto, and is in full force and effect in accordance with its respective terms, (ii) SHP is not in material breach of, or material default under, any such Contract, and no event or condition exists that, but for the giving of notice or passage of time, would result in such a breach or default by SHP, and (iv) to the Seller’s Knowledge, no other party to any such Contract is in material breach thereof or material default thereunder, and no event or condition exists that, but for the giving of notice or passage or time, would result in such a breach or default by the other party thereto.

Section 3.17 Intellectual Property. SHP does not own or hold any patent, registered and unregistered trademark, service mark, trade dress, logo, copyright, mask work or registration or application for any of the foregoing. Except as set forth on Schedule 3.17, SHP owns or has the adequate right to use, free and clear of all Encumbrances (except for Encumbrances under license agreements), all trademarks, trade names, trade dress, product names, domain names, service marks, logos, patents, patent applications, trade secrets, know-how, software, computer programs, databases, industrial designs and copyrights and other intellectual property rights (including domestic and foreign registrations and applications therefore) (collectively, “Intellectual Property Rights”), as are used or held for use in connection with the Business. Except as set forth on Schedule 3.17, to the Seller’s Knowledge, (a) use of such Intellectual Property Rights by SHP does not infringe any rights of any third party, (b) SHP has not received any written notice from any Person claiming that use of, or the rights of SHP in or to, such Intellectual Property Rights conflict with or infringe on the rights of any other Person, (c) neither SHP nor the Sunstone Parties has received written notice from any Person claiming, or has any Knowledge, that any of such Intellectual Property Rights is invalid, and (d) none of such Intellectual Property Rights is being infringed by any other Person.

Section 3.18 Environmental Matters. Except (i) as has not, individually or in the aggregate, resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SHP, or (ii) as set forth in Schedule 3.18:

(a) SHP (i) is in compliance with all applicable Environmental Laws, (ii) holds all necessary Environmental Permits under those Environmental Laws for the conduct of the Business as now being conducted and all such permits are in good standing and (iii) is in compliance with its Environmental Permits;

(b) neither SHP nor its predecessors has received any request for information or been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction;

(c) there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any owned, leased or operated property associated with SHP, except in substantial compliance with all applicable Environmental Laws;

(d) neither SHP nor its predecessors has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Authority and, to the Seller’s Knowledge, no investigation, litigation or other proceeding is pending or threatened with respect thereto; and, to the Seller’s Knowledge, no condition exists on any property currently or formerly owned, leased or operated by SHP that is reasonably likely to lead to such investigation, litigation or proceeding;

(e) none of the real property currently or formerly owned or leased by SHP is listed or, to the Seller’s Knowledge, proposed for listing on the “National Priorities List” under CERCLA or CERCLIS (as defined in CERCLA), as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup;

(f) there is no site to which any of the Seller or its respective Affiliates or SHP has transported or arranged for the transport of Hazardous Substances with respect to which, to the Seller’s Knowledge, SHP is or may become the subject of any environmental action; and

(g) Interstate has been provided access to all reports in possession or control of any of the Sunstone Parties, their Affiliates or SHP assessing the environmental condition of any Leased Real Property, which reports are listed in Schedule 3.18(g).

(h) For purposes of this Agreement:

(i) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, by-law, order, or determination of any Governmental Authority or judicial authority at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted;

(ii) “Environmental Permit” shall mean any permit, license, approval, consent, or authorization issued by a federal, state, or local Governmental Authority pursuant to an Environmental Law;

(iii) “Hazardous Substance” means any element, compound, substance or material of any nature whatsoever (including any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos-containing material, polychlorinated biphenyl, radioactive materials, volatile organic compound, or hazardous air pollutant.

Section 3.19 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.19(a), SHP is, and since January 1, 2001, has been, in compliance in all material respects with each, and neither any of the Sunstone Parties nor SHP has received written notice, and neither any of the Sunstone Parties otherwise has any Knowledge, that SHP or any Leased Real Property is in material violation of any, applicable federal, state, local or foreign judgment, order, decree, or any statute, law, ordinance, rule, regulation, code and any judicial or administrative interpretation thereof, or any other government or rule of law (“Law”) in connection with SHP or the operation of the Business.

(b) SHP is in possession of all material authorizations, licenses, permits, variances, registrations, certificates, approvals and clearances of any Governmental Authority, and has taken all other actions, required for the ownership and operation, as applicable, of the Business (the “Permits”), and all of the Permits are valid, and in full force and effect. SHP is not in conflict with, or in default or violation of any Permits, and neither any Sunstone Party nor SHP is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit or (ii) has received any written notice, or otherwise has Knowledge, that any suspension, modification or revocation of any Permits is pending or threatened. Set forth on Schedule 3.19(b) is a complete and accurate list of the Permits. All required filings with respect to the Permits have been timely made and all required applications for renewal thereof have been timely filed.

Section 3.20 Insurance. Schedule 3.20 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, SHP as of the Closing Date including the holder beneficiary, and underwriter of such policies and the amount of coverage thereunder. SHP has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any monetary obligations under such policies in any material respect. To the Seller’s Knowledge, SHP maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of SHP (taking into account the cost and availability of such insurance), except where the failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect on SHP. Except as set forth on Schedule 3.20, neither any Sunstone Party nor SHP has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, SHP or that relates to SHP’s business or assets.

Section 3.21 Assets; Operation of the Business. (a) Except as set forth in Schedule 3.21(a), as of the Closing Date (i) SHP will have good title to or, in the case of leased or licensed personal property, will possess valid and subsisting leasehold or licenses interests in, all of its personal property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Except as set forth on Schedule 3.21(b), (i) since January 1, 2004, SHP has not conducted the Business through any other Person, (ii) since January 1, 2004, neither any Sunstone Party nor any of their Affiliates provides any services to SHP other than accounting, finance, tax, executive, administrative, information technology, design and construction and acquisition services, and (iii) SHP has no assets or liabilities with respect to any business other than the Business.

(c) Except as set forth on Schedule 3.21(c), the personal property of SHP is in good repair and operating condition (subject to normal wear and tear) except as would not otherwise reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business.

Section 3.22 Guarantees; Letters of Credit. As of the Closing Date none of the obligations or liabilities of SHP will be guaranteed or subject to a similar contingent obligation of any other Person, SHP will not have any outstanding guarantee or be subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person, and there will not be any outstanding letters of credit, surety bonds or similar instruments of any Sunstone Party or any of its Affiliates in connection with the Business or SHP, other than with respect to worker’s compensation liabilities.

Section 3.23 Representations Complete. None of the representations or warranties made by any Sunstone Party herein or in any Exhibit or Schedule, including the Seller Disclosure Schedules, or in any certificate furnished by any Sunstone Party pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by any Seller or SHP or any Affiliate or agent of any Seller.

Section 3.25 Seller’s Knowledge; Disclosure; Disclaimer.

(a) Prior to the Closing Date, Interstate will have had the opportunity to make all inspections and investigations, including a review of the materials made physically available to Interstate at a mutually agreed location, concerning SHP which Interstate deems necessary or desirable to protect its interest in acquiring the SHP Common Stock.

(b) Whenever a representation or warranty made by any Sunstone Party in any Transaction Document refers to the "Knowledge” of the Seller, or to the “Seller’s Knowledge” or a similar phrase, the accuracy of such representation shall be based solely on the actual knowledge after due inquiry of any individual set forth on Schedule 3.25 (each a “Sunstone Knowledge Party”), and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of any Seller or of any Affiliate of any Seller.

(c) Notwithstanding anything to the contrary contained in the Transaction Documents or in any of the schedules prepared by the Sunstone Parties and delivered on the date hereof and attached hereto (such schedules, as so amended, the “Seller Disclosure Schedules”), any information disclosed on one Schedule shall be deemed to be disclosed on another Schedule; provided that specific cross-references are made to such other Schedule. Certain information set forth on the Seller Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by any Sunstone Parties in this Agreement (or any other Transaction Document) or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, any Sunstone Parties or SHP.

(d) None of the Sunstone Parties makes, or has made, any representation or warranty relating to SHP, the operations or businesses of SHP or the Transactions, other than those expressly made by the Sunstone Parties in this Agreement or in another Transaction Document. Other than as expressly set forth in any Transaction Document, the Sunstone Parties hereby specifically disclaim any representation, warranty or guaranty, oral or written, past, present or future, of, as to, or concerning SHP, the operations or businesses of SHP or the Transactions. It is understood that any estimates, projections or other predictions, any data, any financial information, document, report, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials thereto, are not and shall not be deemed to be or to include representations or warranties of any Sunstone Party, except as expressly set forth in the Transaction Documents. No Person has been authorized by any Sunstone Party make any representation or warranty relating to SHP, the operations or businesses of SHP or the Transactions, or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by any Sunstone Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INTERSTATE

As a material inducement to the Seller to enter into the Transaction Documents to which it is party and to consummate the Transactions to which it is party, Interstate represents and warrants to the Seller as follows:

Section 4.1 Organization of Interstate. Interstate is a duly incorporated, validly existing corporation and is in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate the properties currently owned, operated and leased by it and to carry on its business as it is now being conducted. Interstate is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties requires it to be so licensed, qualified or in good standing except to the extent such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate.

Section 4.2 Authority. Interstate has full authority, right, power and capacity to enter into each Transaction Document to which it is party and to carry out the Transactions. The execution, delivery and performance by Interstate of this Agreement and the other Transaction Documents to which it is party have been duly authorized by all necessary action of Interstate, and no other action on the part of Interstate is required in connection therewith. This Agreement has been, and prior to the Closing each other Transaction Document to which Interstate is a party will be, duly executed and delivered by Interstate. Assuming due authorization, execution and delivery by the Sunstone Parties, their Affiliates and SHP to the extent each is party thereto, each Transaction Document constitutes, or when executed and delivered will constitute, valid and binding obligations of Interstate, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

Section 4.3 Non-Contravention. Except as provided in Schedule 4.3, and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 4.4 have been obtained and all filings and notifications set forth on Schedule 4.4 have been made, the execution, delivery and performance by Interstate of the Transaction Documents, and the consummation of the Transactions:

(a) do not and will not conflict with or violate the terms of any organizational documents of Interstate;

(b) do not and will not violate in any material respect any Laws of any Governmental Authority applicable to Interstate, or by which any property or asset of Interstate is bound or affected; and

(c) do not and will not (with notice or lapse of time or both) require any consent or approval under, result in a material breach of or loss of benefit under, constitute a material default under, accelerate any material obligation under or give rise to a material right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Interstate is a party or by which the property of Interstate is bound or affected, or result in the creation or imposition of any material Encumbrance on any of the assets or properties of Interstate.

Section 4.4 Consents and Approvals. Except as set forth on Schedule 4.4, the execution, delivery and performance of the Transaction Documents by Interstate, and the consummation of the Transactions, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected individually, or in the aggregate, to have a Material Adverse Effect on Interstate, and (ii) as may be necessary as a result of any facts or circumstances relating solely to SHP, the Seller or its respective Affiliates.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by Interstate or any Affiliate or agent of Interstate.

Section 4.6 Disclaimer. Interstate does not make, and has not made, any representation or warranty relating to Interstate or the Transactions other than those expressly made by Interstate in this Agreement or in another Transaction Document. Other than as expressly set forth in any Transaction Document, Interstate hereby specifically disclaims any representation, warranty or guaranty, oral or written, past, present or future, of, as to, or concerning Interstate. It is understood that any estimates, projections or other predictions, any data, any financial information, document, report, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials thereto, are not and shall not be deemed to be or to include representations or warranties of Interstate. No Person has been authorized by Interstate to make any representation or warranty relating to Interstate or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by Interstate.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS OF SUNSTONE

Section 5.1 Conduct of Business Prior to Closing.

(a) Except as set forth in Schedule 5.1(a) or as otherwise expressly provided in any Transaction Document, Seller covenants and agrees that, between the Signing Date and the Closing Date, it shall cause SHP to (i) operate in the ordinary course of business, consistent with past practice, and in compliance in all material respects with all applicable Laws, (ii) pay and perform its respective obligations when due, and (iii) use reasonable best efforts to (A) keep intact its current business organization, (B) keep available the services of the current officers and key employees of, and consultants to, SHP, (C) preserve the current relationships of SHP with suppliers and customers, all with the goal of preserving unimpaired their goodwill and the ongoing Business at the Closing. Without limiting the generality of the foregoing, Seller shall cause senior officers of the Seller and SHP to be available to meet, on a regular basis as requested, with senior officers of Interstate to review the financial and operational affairs of SHP, to the extent permitted by applicable Law.

(b) In furtherance and not in limitation of the foregoing, the Seller covenant and agree that, except as described in Schedule 5.1(b), SHP shall not, and, with respect to SHP and the Business, neither Seller nor any of its Affiliates, from the Signing Date to the Closing, except as provided in any Transaction Document to which Interstate is a party, or with the prior written consent of Interstate, which consent shall not be unreasonably withheld, take any of the following actions:

(i) (A) make any purchase, sale or disposition (or trigger any contractual rights with respect to the purchase, sale or disposition) of any property or interest therein (other than easements and similar grants in the ordinary course of business), with a purchase price in excess of $100,000 individually or $1,000,000 in the aggregate, and provided that all proceeds remain in SHP and are not distributed, or (B) mortgage, pledge, subject to an Encumbrance or otherwise Encumber (except for statutory mechanics’, carriers’, suppliers’ workmen’s or repairmen’s liens in the ordinary course of business consistent with past practice) any material assets, except for any such Encumbrance which, by its terms, will be terminated or otherwise be extinguished at or prior to the Closing;

(ii) incur any material contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other material contingent or fixed obligations, indebtedness (including through the issuance of debt securities) or liabilities, other than draws on existing commitment facilities;

(iii) make any change or incur any obligation to make a change to any organizational documents governing SHP;

(iv) (A) make any change or commit to make any increase in the compensation or any benefits (including any severance or termination benefits) provided or to be provided to any of the SHP Employees who receive total annual compensation of $50,000 or more, or enter into or modify any SHP Benefit Plan, other than in accordance with the existing terms of contracts entered into and disclosed to Interstate prior to the Signing Date; or (B) make any loan or advance to any executives, officers or directors of SHP or make any modifications to any such loans or advances; or (C) hire any executive officer or other employee whose total annual compensation exceeds $50,000;

(v) (A) amend, modify or terminate any SHP Benefit Plan, any Material SHP Contract disclosed on Schedule 3.16, or enter into a Contract that would be a Material SHP Contract if it existed on the Signing Date, except in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement or as required by applicable Law; or (B) establish any plan, program or arrangement that would, if in effect as of the Signing Date, constitute a SHP Benefit Plan; or (C) enter into any collective bargaining or other union agreement;

(vi) change any accounting principles, policies or practices used by it relating to SHP, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Seller to Interstate;

(vii) merge or consolidate with, purchase all or substantially all of the assets of, or otherwise acquire, any other party, or cause a dissolution or terminate the existence of SHP;

(viii) authorize for issuance, issue, sell or deliver any additional Equity Securities in SHP;

(ix) assign, transfer, convey or grant an Encumbrance on any Equity Security in SHP;

(x) modify, amend or alter any existing credit facilities of SHP in a manner materially adverse to SHP;

(xi) cause a material default by SHP under any existing Material SHP Contract;

(xii) fail to take any action, necessary to maintain in all material respects all material permits, licenses and authorizations required by applicable Law for the operation of the Business as currently operated;

(xiii) make any new elections with respect to Taxes or change any current elections with respect to Taxes that affect SHP;

(xiv) settle, compromise or concede any claim or assessment for Taxes, or surrender any right to claim a refund of Taxes or otherwise offset any Tax liabilities;

(xv) pay, discharge, compromise or settle any litigation, liability, obligation or claim involving a liability in excess of $10,000, individually or in the aggregate;

(xvi) enter into any agreement or understanding that would prohibit, restrict or interfere with the Transactions;

(xvii) (A) declare or pay dividends or distributions in respect of the Equity Securities in SHP, or (B) issue, split, combine or reclassify Equity Securities in SHP;

(xviii) do any other act which would cause (x) any representation or warranty of any Sunstone Party in this Agreement not qualified by materiality or Material Adverse Effect or a specified quantitative threshold to become untrue in any material respect, (y) any representation or warranty of any Sunstone Party in this Agreement that is qualified by materiality, Material Adverse Effect or a specified quantitative threshold to become untrue in any respect, or (z) any condition set forth in Article VII not to be satisfied; and

(xix) agree or make any commitment to take any of the actions prohibited by this Section 5.1.

Section 5.2 Financial Statement Audit and Interim Financial Statement Review.

(a) As promptly as practicable, and in any event within five Business Days of the date of this Agreement, the Seller shall engage Ernst & Young LLP (“E&Y”) to perform an audit of the balance sheet of SHP (excluding the Distributed Subsidiaries) as at December 31, 2003 and statements of income and cash flows (excluding the Distributed Subsidiaries) for the year ended December 31, 2003. In addition, in the event Interstate determines in good faith and in its sole discretion, after consultation with KPMG and E&Y as described below, that an audit of SHP’s financial statements are required pursuant to Item 3-05 of Regulation S-X in connection with any filings required to be made by Interstate with the SEC, then the Seller shall also engage E&Y to perform any or all of the following audits and procedures that Interstate so determines are required pursuant to Item 3-05 of Regulation S-X: (i) an audit of the balance sheet of SHP (excluding the Distributed Subsidiaries) as at December 31, 2002, and statements of income and cash flows (excluding the Distributed Subsidiaries) for the years ended December 31, 2002 and December 31, 2001 and (ii) the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information, as described in SAS No. 100, Interim Financial Information (“SAS 100”), on the unaudited balance sheet of SHP (excluding the Distributed Subsidiaries) as at September 30, 2004, and the unaudited statements of income and cash flows (excluding the Distributed Subsidiaries), for the nine (9) month period ended September 30, 2004 (the “Unaudited Third Quarter Financial Statements”). In each case, Seller shall use reasonable best efforts to cause E&Y to (a) perform such audits and to perform such review as promptly as practicable and (b) as promptly as practicable after the date of this Agreement, and in any event within seventy-one days of the date the respective audits or procedures are requested, to deliver to Interstate, to the extent requested by Interstate (i) audited balance sheets of SHP (excluding the Distributed Subsidiaries) as at December 31, 2003 and December 31, 2002, and statements of income and cash flows (excluding the Distributed Subsidiaries) for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, together with a report without qualification or exception of E&Y with respect thereto and (ii) a review report (without exception or qualification) of E&Y under SAS 100 with respect to the Unaudited Third Quarter Financial Statements, without exception or qualification.

(b) Immediately after the date hereof, Interstate shall instruct KPMG, and Seller shall instruct E&Y, to confer with each other in order to determine as promptly as practicable whether and to what extent such audits and review report are required pursuant to Item 3-05 of Regulation S-X in connection with any filings required to be made by Interstate with the SEC. If and to the extent that KPMG and E&Y jointly determine that such audits and review report are required by Item 3-05 of Regulation S-X, then Seller shall pay the amount of the fees of E&Y for performing such audits and review, and if and to the extent that KPMG and E&Y jointly determine that such audits and review report are not required by Item 3-05 of Regulation S-X, then Interstate shall pay the amount of the fees of E&Y for performing such audits and review. If KPMG and E&Y are not able to reach agreement on whether the audit and review report are so required, then Seller and Interstate shall arrange a joint meeting with representatives of KPMG and E&Y to resolve this issue and determine who should pay the amount of the fees of E&Y for performing such audits and review. If, within thirty (30) days after Closing, KPMG and E&Y have not determined what audits and review reports are so required, Seller and Interstate shall engage a mutually agreeable third accounting firm to determine (for purposes of this Section 5.2(b)) what, if any, audits and review reports are required under Item 3-05 of Regulation S-X. Interstate and Seller use commercially reasonable efforts to cause such accounting firm to reach a determination within 30 days of the beginning of its engagement. Such accounting firm’s determination shall be final and binding for purposes of this Section 5.2(b).

Section 5.3 Books and Records.

(a) After the Closing, upon reasonable written notice, the Sunstone Parties shall furnish or cause to be furnished to Interstate and its Representatives reasonable access, during normal business hours, to such information and assistance relating to SHP or the Business as is reasonably necessary for financial reporting, accounting matters and personnel management, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax audit, claim or assessment (as more particularly set forth in Section 6.9(c)). Interstate shall reimburse the Seller for reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.3(a).

(b) After the Closing, upon reasonable written notice, Interstate and SHP shall furnish or cause to be furnished to the Sunstone Parties and their Representatives reasonable access, during normal business hours, to such information and assistance relating to SHP or the Business as is reasonably necessary for financial reporting, accounting and personnel matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax audit, claim or assessment or any other claim, in any such case, relating to matters arising prior to the Closing Date. The Sunstone Parties shall reimburse Interstate and SHP for reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.3(b).

(c) As soon as reasonably practical on or after the Closing Date, the Sunstone Parties shall deliver or cause to be delivered to SHP any of the Books and Records in the possession of the Seller or its respective Affiliates, other than any Book and Records that SHP already has in its possession or that are on a shared computer system that SHP will have continued access to. Such Books and Records shall be delivered in usable electronic or hard copy form as reasonably requested by Interstate.

Section 5.4 Employee Matters.

(a) Interstate shall provide all persons who were employed by SHP immediately preceding the Closing Date, including those on vacation, leave of absence or disability, the opportunity to remain employed in positions comparable to those held by such persons immediately preceding the Closing Date for such period of time as determined by SHP in its sole discretion following the Closing, at not less than the same rate of base pay and annual bonus opportunity.

(b) No provision contained in this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of SHP in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS OF INTERSTATE AND SUNSTONE

Section 6.1 Access to Information.

(a) From the Signing Date until the Closing Date, upon reasonable advance notice, the Seller shall, and shall cause each of its Representatives (as hereinafter defined) to, (i) promptly afford the Representatives of Interstate reasonable access, during normal business hours, to the books and records, offices and other facilities and properties of SHP and, to the extent related to the Business, the Sunstone Parties and their Affiliates and to those Representatives of SHP and, to the extent related to the Business, the Sunstone Parties and their Affiliates who have material, relevant knowledge pertaining to SHP or the Business including access to enter upon and perform physical and environmental inspections on the Leased Real Property, (ii) provide to Representatives of Interstate any additional financial statements and other information that may be required or reasonable requested by Interstate or its Affiliates to comply with the reporting requirements of the SEC under Regulations S-K and S-X, and (iii) furnish to the Representatives of Interstate such additional financial and operating data (which data shall include, subject to clause (D) of the proviso below, such financial and operating data as is provided to any Sunstone Party’s management on a monthly basis) and such other information regarding SHP as Interstate may from time to time reasonably request; provided, however, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of SHP or the Sunstone Parties, (B) Interstate shall not, prior to the Closing Date, have any contact whatsoever with respect to SHP or with respect to the Transactions with any partner, lender, hotel owner, manager or franchisee, vendor or supplier of SHP, except in consultation with the Sunstone Parties and then only with the express prior approval of Seller, which shall not be unreasonably withheld, (C) all requests by Interstate for access or information pursuant to this Section 6.1 shall be submitted or directed exclusively to an individual or individuals to be designated by Seller, and (D) except as otherwise required by the Transaction Documents, the Sunstone Parties shall not be required to deliver periodic financial information other than consistent with past practice.

Section 6.2 Confidentiality. Subject to the requirements of applicable Law and the requirements of any securities exchange on which a Party’s securities may be listed, and except as may be disclosed in a press release issued in accordance with Section 6.5, from the Signing Date until the Closing, the Parties shall, and shall instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, counsel, auditors, investment bankers, representatives and advisors (the “Representatives”) to, (a) hold in strict confidence all such information as is confidential or proprietary subject to and in accordance with the terms and conditions of that certain Confidential Binding Letter of Intent dated as of August 18, 2004 or any other agreement of a Party with respect to the confidentiality of information relating to SHP or the Business (collectively, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

For a period of five (5) years from the Closing Date, the Seller and its Affiliates shall treat all information regarding SHP, the Business and the assets and liabilities of SHP received on or before the Closing Date as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any Person such information and instruct its employees who have had access to such information to keep confidential and not to use any such information unless such information is (i)(x) now disclosed, (y) hereafter disclosed through no act or omission of any of the Sunstone Parties or their Affiliates in either case in a manner making it available to the general public, (ii) required by Law, legal process, or the rules and regulations of a stock exchange applicable to Sunstone, Inc., to be disclosed, or (iii) disclosed in connection with any litigation or arbitration proceeding. Interstate shall be entitled to injunctive relief to enforce this Section 6.2 in accordance with Section 10.5 hereof.

Section 6.3 Regulatory and Other Authorizations; Consents.

(a) The Parties shall each use their respective reasonable best efforts to make all necessary filings and submissions and obtain all necessary authorizations, consents, waivers, orders and approvals necessary or advisable in connection with the Transactions and the Parties shall cooperate fully with each other in promptly seeking to make such filings and submissions and obtain all such authorizations, consents, orders and approvals.

(b) The Parties shall use their respective reasonable best efforts to assist each other in obtaining the required consents of third parties, including providing to such third parties such financial statements and other financial information as such third parties may reasonably request.

Section 6.4 Further Action. Each of the parties hereto, from and after the Closing, shall use its respective reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers under applicable Law and the Transaction Documents, as may be required, advisable or appropriate to carry out the provisions of each Transaction Document and consummate and make effective the Transactions, including (i) making filings and submissions and obtaining authorizations, consents, waivers, orders and approvals pursuant to Section 6.3, (ii) defending any lawsuits or proceedings, whether judicial or administrative, challenging the Transactions, and (iii) using reasonable best efforts to cause the other Party’s conditions to closing set forth in Section 7.2 or 7.3, as the case may be, to be satisfied. The Seller and SHP shall take all necessary action to cause the owners of the Four Hotels to enter into hotel management agreements with SHP on the Four Hotel Management Terms. From and after the Closing, Interstate, SHP and the Sunstone Parties shall cooperate to determine whether any Contract, Permit or asset was held by SHP at Closing other than the Retained Assets and the Untransferred Interests. If the parties determine that any such Contract, Permit or asset was held by SHP at Closing, and continues to be held by SHP (an “Additional Asset”), Interstate and Seller shall cooperate to cause SHP to assign, and Seller or any of its designated Affiliates to accept, each Additional Asset for no additional cost to SHP or to Seller. Notwithstanding the foregoing, Interstate and Seller shall cooperate in good faith to determine whether, based on the understandings of the parties when entering into the Transaction Documents, such Additional Asset would more appropriately be retained by SHP or its Affiliates, in which case Interstate and Seller shall cooperate in good faith to cause such Additional Asset to be retained by or assigned to the appropriate party.

Section 6.5 Press Releases. The Parties shall, and shall cause each of their Affiliates to, subject to and in accordance with the terms and conditions of the Confidentiality Agreement, maintain the confidentiality of the Transaction Documents and shall not, and shall cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to any Transaction Document or the Transactions or without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that nothing herein will prohibit the Sunstone Parties, SHP or Interstate from issuing or causing publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or the rules of any applicable self-regulatory organization, in which event such party shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

Section 6.6 No Solicitation. From the Signing Date until the earlier of the Closing or one year from the date of this Agreement, each of the Parties shall not, and shall use its respective reasonable best efforts to ensure that its Representatives do not, directly or indirectly, (i) solicit for employment or employ any officer, employee or consultant of any other Party, or its Subsidiaries (ii) encourage, induce or attempt to induce any officer, employee or consultant of any other Party or its Subsidiaries to terminate his or her employment or consulting relationship with any other Party or its Subsidiaries, as applicable, or (iii) interfere with the business or operations of any other Party or its Subsidiaries, except that this Section 6.6 shall not prohibit any Party from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area, or any third party Internet website posting, or negotiating with, offering employment to or employing such persons contacted through such medium or (ii) participating in any third party hiring fair or similar event open to the public or negotiating with, offering employment to or employing such persons contacted through such medium.

Section 6.7 Conveyance Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller and the Parties shall cooperate in preparing and filing all Tax Returns, and other documentation on a timely basis as may be required to comply with the provisions of such Tax laws.

Section 6.8 Notice of Certain Developments. From the Signing Date until the Closing, each Party shall promptly notify and inform the other of (x) an event, fact, development, circumstance or condition which it believes in good faith is reasonably likely to result in a failure of a representation in Article III or IV, as the case may be, to be true or (y) a breach of a covenant under the Transaction Documents, in any case that such Party in good faith believes would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.2, in the case of notice by the Interstate, or Section 7.3, in the case of notice by the Seller, to be satisfied at Closing.

Section 6.9 Tax Returns.

(a) Seller shall file or cause to be filed when due, consistent with past practices, all Tax Returns that are required to be filed by or with respect to SHP for Tax Periods ending on or before the Closing Date that are due prior to the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Seller promptly shall provide Interstate with copies of all such Tax Returns, and shall not file any Tax Return relating to a Pre-Closing Tax Period without Interstate’s consent if the filing of such Return may cause a net increase in the Tax liability of SHP for a Post-Closing Tax Period. Seller shall prepare or cause to be prepared, consistent with past practices, all Tax Returns that are to be filed by or with respect to SHP for Tax Periods ending on or before the Closing Date that are due after the Closing Date. Seller shall provide drafts of such Tax Returns to Interstate no less than 45 days before such Tax Returns are due and shall incorporate all reasonable comments received from Interstate. Interstate shall cause SHP to timely file such Tax Returns and to remit the amount of Taxes shown on such Tax Returns, subject to the obligations of the Seller to pay its share of such Taxes pursuant to Section 8.3(a). Interstate shall file or cause to be filed when due, consistent with past practices of SHP, all other Pre-Closing and Straddle Period Tax Returns of SHP and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns, subject to the Seller’s obligation to pay its share of such Taxes pursuant to Section 8.3. The Seller and Interstate shall reimburse the other party for any Taxes which are payable with Tax Returns to be filed by the other party pursuant to this Section 6.9(a), in each case, within ten (10) days after such Tax Returns are due. The Sunstone Parties and Interstate agree to cause SHP to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

(b) The amount of any refunds or offsets of Taxes of SHP for any Taxable Period ending on or before the Closing Date shall be for the account of the Seller, except to the extent that such refund or offset arises as a result of a SHP carryback of a loss or other tax benefit arising from a period beginning after the Closing Date. The amount of any refunds or offsets of Taxes of SHP for any Taxable Period beginning after the Closing Date shall be for the account of Interstate. The amount or economic benefit of any refunds, credits or offsets of Taxes of SHP for any Straddle Period shall be equitably apportioned in a manner consistent with Section 8.3. Provided that the non-requesting Party, acting in good faith, determines that there is a reasonable basis for filing a claim with the relevant Tax Authority, each Party shall, if the other Party so requests and at such other Party’s expense, cause SHP to file for and obtain any refunds, credits or offsets to Taxes to which the requesting Party is entitled under this Section 6.9(b). Each Party shall forward, and shall cause its Affiliates to forward, the amount of such refund or offset to Tax to the Party entitled pursuant to this Section 6.9(b) to receive such amount, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be.

(c) Interstate and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including any Tax Claim. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records (or copies thereof) and information which are reasonably relevant to any such Tax Return, audit, litigation, Tax Claim or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding. The Seller and Interstate agree, and Interstate agrees to cause SHP, (i) to retain all books and records with respect to Tax matters relating to SHP for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Interstate or the Seller, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Seller and Interstate shall, and Interstate shall cause SHP to, allow the other Party to take possession of such books and records. Interstate and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(d) The Sunstone Parties shall cause the provisions of any Tax sharing agreement or similar arrangement between the Sunstone Parties or any of their Affiliates, on the one hand, and SHP on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part by the Parties (but only to the extent that such matter is a precondition to the obligations of such waiving Party), to the extent permitted by applicable law, provided, however, that no Party may assert any of the following conditions if the failure of such condition to be satisfied resulted primarily from such Party’s failure to comply one or more of its obligations under the Transaction Documents:

(a) Approvals and Consents.

(i) The Parties shall have timely obtained from each Governmental Authority all approvals, expirations or terminations of waiting periods, waivers and consents necessary to permit Interstate, the Seller and SHP to perform their respective obligations under this Agreement and to consummate the Transactions.

(ii) The Sunstone Parties shall have obtained all approvals, waivers and/or consents set forth on Schedules 3.4 and 3.7 required to be obtained from lenders to the Sunstone Parties to perform their respective obligations under this Agreement and to consummate the Transactions.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions or the Closing illegal or otherwise prohibiting consummation of Transactions. In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable best efforts to have such injunction or other order lifted.

Section 7.2 Conditions to Obligations of Seller. The obligations of the Seller to consummate the Transactions shall be subject to the satisfaction or waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Interstate contained in any Transaction Document that are qualified as to materiality, Material Adverse Effect or a specified quantitative threshold shall be true and correct in all respects and all other representations and warranties of Interstate contained in any Transaction Document shall be true and correct in all respects except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate, in each case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); and the Sunstone Parties shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Interstate certifying to such effect.

(b) Covenants. All covenants contained in any Transaction Document to be performed or complied with by Interstate on or before the Closing shall have been performed or complied with, in all material respects and the Sunstone Parties shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Interstate certifying to such effect.

(c) Sunstone IPO. The initial public offering of the common stock of Sunstone, Inc. pursuant to an effective registration statement on file with the SEC shall close simultaneously with the Closing.

(d) Secretary’s Certificate. Seller shall have received a certificate from the secretary of Interstate, dated as of the Closing Date, certifying as to the incumbency of its officers or other signatories and the resolutions adopted by Interstate.

Section 7.3 Conditions to Obligations of Interstate. The obligations of Interstate to consummate the Transactions shall be subject to the satisfaction or waiver by Interstate, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Sunstone Parties contained in any Transaction Document that are qualified as to materiality, Material Adverse Effect or a specified quantitative threshold shall be true and correct in all respects and all other representations and warranties of the Sunstone Parties contained in any Transaction Document shall be true and correct in all respects except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SHP, in each case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); and Interstate shall have received a certificate dated as of the Closing Date duly executed by a duly authorized officer of each Sunstone Party certifying to such effect.

(b) Covenants. All covenants contained in any Transaction Document to be performed or complied with by any Sunstone Party or SHP on or before the Closing shall have been performed or complied with in all material respects and Interstate shall have received certificates dated as of the Closing Date duly executed by a duly authorized officer of each Sunstone Party, certifying to such effect.

(c) Secretary’s Certificate. Interstate shall have received a certificate from the secretary of Seller, dated as of the Closing Date, certifying as to such Person’s organization documents, the incumbency of its officers or other signatories and the resolutions adopted by the managing members of the Seller.

(d) Termination of Agreements. The Sunstone Parties and their Affiliates and SHP shall have terminated or assigned (with no further liability to SHP) all hotel management agreements, leases and existing franchise agreements to which SHP is a party or is otherwise bound, effective immediately prior to Closing.

(e) No MAE. No event, development, change, circumstance or effect shall have occurred that individually or in the aggregate shall have had or would reasonably be expected to have a Material Adverse Effect on SHP.

(f) Pre-Closing Transactions. The transactions set forth in Section 2.4 shall have been consummated in full.

(g) Resignation of Officers and Directors. Each officer of, and each member of the board of directors of, SHP shall have resigned as elected or appointed officers or directors, as applicable, of SHP, effective as of the Closing Date.

(h) Statement. A statement, in form and substance reasonably satisfactory to Interstate, that satisfies Interstate obligations under Regulation Section 1.445-2(b)(2) of the Code as to the purchase of the SHP Common Stock.

(i) Master Agreement. Simultaneously with the Closing, SHP and certain direct or indirect wholly-owned subsidiaries of Sunstone TRS shall have executed and delivered to each other a Master Agreement, substantially in the form of Exhibit A attached hereto (the “Master Agreement”).

(j) Management Agreements. Simultaneously with the Closing, SHP and certain direct or indirect wholly-owned subsidiaries of Sunstone TRS shall have executed and delivered to each other the Hotel Management Agreements substantially in the form of Exhibit B attached hereto, with a base fee of (i) no less than one and three quarter percent (1.75%) of gross revenues through December 31, 2005, and (ii) no less than two percent (2%) of gross revenues after December 31, 2005 (the “Management Agreements”).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) Subject to the limitations and other provisions of this Agreement, and the other Transaction Documents, the representations and warranties of the Parties hereto contained in this Agreement or any other Transaction Document shall survive the Closing until the later of four years after the Closing Date or the expiration of the applicable statute of limitations, except for representations and warranties of the Seller made pursuant to Section 3.11 (Taxes), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

(b) Subject to the limitations and other provisions of this Agreement and the other Transaction Documents, each covenant and agreement of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect (i) indefinitely, or (ii) if specified herein, until the end of the applicable period specified elsewhere in this Agreement or another Transaction Document, as the case may be, with respect to such covenant or agreement.

Section 8.2 Indemnification.

(a) Indemnification by the Sunstone Parties.

(i) Subject to the provisions of this Section 8.2, the Sunstone Parties, shall, jointly and severally, indemnify, defend and hold harmless the Interstate Indemnified Parties from and against any and all Losses, whether or not involving any third party claims, arising out of, resulting from or relating to (i) any breach, inaccuracy or failure to be true of any representation or warranty of the Sunstone Parties or SHP contained in this Agreement or set forth in an officer’s certificate delivered by the Sunstone Parties pursuant Section 7.3, (ii) any breach of any covenant or agreement of the Sunstone Parties or SHP to be performed before the Closing, and contained in this Agreement, (iii) any Pre-Closing Liabilities, except for the Inter-Company Payable. If and to the extent the Sunstone Parties and/or any other Person is entitled or claims to be entitled to indemnity for Losses under Section 8.2(b), such Person shall in no event be entitled to offset such Losses against obligations of the Sunstone Parties and/or their Affiliates under or in relation to this Section 8.2(a), or under or in relation to the Master Agreement and/or the Management Agreements, as the same may be amended or superseded from time to time.

(ii) Amounts, if any, for which the Sunstone Parties shall be required to indemnify Interstate pursuant to this Section 8.2 shall be due and payable no later than the earlier of (i) March 31, June 30, September 30 and December 31 of each year or (ii) the date on which such amounts that are unpaid by the Sunstone Parties shall exceed Fifty Thousand Dollars ($50,000).

(b) Indemnification by Interstate. Subject to the provisions of this Section 8.2, Interstate shall indemnify, defend and hold harmless the Sunstone Indemnified Parties from and against any and all Losses, whether or not involving any third party claim, arising out of, resulting from or relating to (i) any breach, inaccuracy or failure to be true of any representation or warranty of Interstate contained in this Agreement or any officer’s certificate delivered by Interstate pursuant to Section 7.2, (ii) any breach of any covenant or agreement of Interstate contained herein and (iii) subject to Section 2.7 and the obligations of the Sunstone Parties and their Affiliates under the Master Agreement and the Management Agreements, as the same may be amended or superseded from time to time, any Post-Closing Liabilities. If and to the extent Interstate, SHP and/or any other Person is entitled or claims to be entitled to indemnity for Losses under Section 8.2(a), such Person shall in no event be entitled to offset such Losses against obligations of Interstate, SHP and/or their respective Affiliates under or in relation to this Section 8.2(b), or under or in relation to the Master Agreement and/or the Management Agreements, as the same may be amended or superseded from time to time.

(c) Claim Procedure. If a claim for Losses (a “Claim”) is to be made by an indemnified party, such indemnified party shall give written notice (a “Claim Notice”) to (i) Seller, on behalf of the Sunstone Parties, in the case of indemnification pursuant to Section 8.2(a) and (ii) Interstate, in the case of indemnification pursuant to Section 8.2(b) (the recipient of such notice referred to below as the “indemnifying party”), in either case promptly after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 8.2. Upon the receipt of any Claim Notice, subject to Section 8.2(e), the indemnifying party shall act promptly and in good faith to remedy any Losses incurred by the indemnified party and to make advances and payments as may be necessary to avoid the indemnified party having to incur additional Losses. If any lawsuit or other action is filed or instituted against any indemnified party with respect to a matter subject to indemnity hereunder, notice thereof (a “Third Party Notice”) shall be given to the indemnifying party as promptly as reasonably practicable. The failure of any indemnified party to give timely notice hereunder shall not affect such indemnified party’s rights to indemnification hereunder, except to the extent such delay or failure materially prejudices the indemnifying party’s ability to defend such Claim or actually mitigate any Losses resulting therefrom. If the indemnifying party elects to compromise or defend, the indemnifying party shall have the absolute right after the receipt of the Third Party Notice, at its option and at its own expense, to be represented by counsel of its choice reasonably acceptable to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any such Claim; provided, however, that the indemnified party may participate in any such proceeding with counsel of its choice reasonably acceptable to the indemnifying party and at the indemnified party’s expense and the indemnifying party shall not settle any such Claim unless the indemnified party is fully released without any admission of liability. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim, including providing access to information and assistance in accordance with Section 5.3. To the extent the indemnifying party elects not to defend such Claim, and the indemnified party defends against or otherwise deals with any such Claim, the indemnified party may retain counsel of its choice, at the expense of the indemnifying party, and control the defense of such Claim. If the indemnified party shall settle any such Claim without the consent of the indemnifying party, the indemnified party shall thereafter have no claim against the indemnifying party with respect to any loss, liability, claim, obligation, damage and expense occasioned by such settlement.

(d) Survival. Notwithstanding any provision hereof to the contrary, no Claim may be asserted for the breach of any representation, warranty, covenant or agreement contained herein after the expiration of the survival period applicable to such representation, warranty, covenant or agreement, as specified in Section 8.1; provided, that neither Section 8.1 nor this Section 8.2(d) shall limit the ability of any indemnified party to recover for any Claim relating to the breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the survival period applicable to such representation, warranty, covenant and agreement.

(e) Insurance. No indemnification shall be made by an indemnifying party with respect to any matter to the extent that insurance proceeds have been collected by the indemnified party with respect to that matter, provided, however, that no indemnified party shall be obligated to procure insurance covering matters subject to indemnification hereunder.

(f) Waiver and Release by the Seller. From and after the Closing Date, the Sunstone Parties shall not have any right of contribution, subrogation or offset against SHP or any other Interstate Indemnified Party and shall otherwise hold SHP and the Interstate Indemnified Parties harmless for any amounts paid by any Sunstone Party to SHP or any other Interstate Indemnified Party as a result of any Claim arising from or relating to a breach by SHP of any of its representations, warranties, covenants or other agreements contained herein or any Pre-Closing Liabilities. Effective as of the Closing, each of the Sunstone Parties, on behalf of itself and each of its past, present and future Affiliates, beneficiaries and assigns (“Related Persons”), hereby releases and forever discharges SHP from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities other than the Inter-Company Payable, under or relating to the SHP Common Stock, SHP, its Subsidiaries or their respective predecessors in interest whether known or unknown, suspected or unsuspected, both at law and in equity, which any Sunstone Party or any of its Affiliates now has, has ever had or hereafter has against SHP and which arose prior to the Closing Date. Notwithstanding the foregoing, the Sunstone Parties do not release and this Section 8.2(f) shall not be deemed to affect any claim of the Sunstone Parties or their Affiliates or any obligation of Interstate pursuant to this Agreement or any other Transaction Document (including any claim against Interstate for indemnification pursuant to Section 8.2(b) of this Agreement).

(g) Anything in this Article 8 to the contrary notwithstanding, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by Section 8.3.

Section 8.3 Tax Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, the Seller shall, jointly and severally, indemnify, save and hold harmless the Interstate Indemnified Parties from and against (i) all liability for Taxes of SHP or its businesses for all Pre-Closing Tax Periods; (ii) any and all Losses arising out of, resulting from or incident to any breach by the Seller of any representation or warranty contained in Section 3.11; (iii) any and all Losses arising out of, resulting from or incident to any breach by the Seller of any covenant contained in Section 6.9; and (iv) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state or local Tax provision) for Taxes of any Person which is or has been an Affiliate of SHP during a Pre-Closing Tax Period.

(b) From and after the Closing, Interstate shall indemnify, save and hold harmless the Sunstone Indemnified Parties from and against (i) all liability for Taxes of SHP or of its businesses for any Post-Closing Tax Period and (ii) any and all Losses arising out of, resulting from or incident to the breach by Interstate of any covenant contained in Section 6.9.

(c) In the case of any Straddle Period:

(i) real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of SHP for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii) the Taxes of SHP (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the close of business on the Closing Date.

(d) The Seller’s indemnity obligations in respect of Taxes for a Pre-Closing Tax Period, as determined pursuant to Section 8.3(a), shall initially be effected by the Seller’s payment to Interstate of the excess of (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Interstate in accordance with Section 6.9(a) or as otherwise indicated in a written notice prepared by Interstate that is satisfactory to Sunstone) over (ii) (A) the amount of such Taxes with respect to SHP paid by the Seller or any of its Affiliates (other than SHP) at any time plus (B) the amount of such Taxes paid by SHP on or prior to the Closing Date. The Seller shall pay such excess to Interstate within twenty (20) days after written demand thereof is made by Interstate (but not earlier than five (5) days before the date on which the Taxes for the relevant Tax Period are required to be paid to the relevant Taxing Authority). If the amount of any Taxes of SHP paid by the Seller or its Affiliates (other than SHP) at any time plus the amount of such Taxes paid by SHP on or prior to the Closing Date exceeds the amount of such Taxes for a Pre-Closing Tax Period, Interstate shall pay to the Seller the amount of such excess within twenty (20) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of Section 8.3(e), payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to this Section 8.3, the indemnified party shall promptly and in any event no more than twenty (20) days following the indemnified party’s receipt of such claim, give written notice to the indemnifying party of such claim (a “Tax Claim”); provided, however, the failure of the indemnified party to give such notices shall only relieve the indemnifying party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure. With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, Seller shall, after acknowledging in writing their obligation to indemnify the Interstate Indemnified Parties, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that if the resolution of any portion of a Tax Claim would increase the Taxes of Interstate or SHP for a Tax Period after the Closing Date, Sunstone shall give written notice to Interstate, which shall be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Claim. Seller and Interstate shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of SHP for a Straddle Period. Interstate shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date. A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other Party shall thereupon be permitted to defend and settle such proceeding without prejudice. No Tax Claim in which Seller and Interstate are entitled to jointly control all proceedings may be settled without the written consent of Interstate and Seller, such consent not to be unreasonably withheld. Interstate, the Seller, SHP and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim in accordance with Section 6.9(c).

Section 8.4 Tax Treatment of Indemnity Payments. Seller and Interstate agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

ARTICLE IX

TERMINATION AND WAIVER

Section 9.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent duly authorized by the Interstate Board and Seller;

(b) by either Seller or Interstate, if the Closing shall not have occurred on or before December 31, 2004 or any other date that Seller and Interstate may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Seller or Interstate, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by Interstate, either (i) upon a breach by the Sunstone Parties, or SHP of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Sunstone Parties under this Agreement shall have become untrue, in either case such that the condition set forth in Section 7.3(a) or 7.3(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) there shall have occurred any change, event, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SHP; provided that if such inaccuracy in the representations and warranties of the Sunstone Parties or breach by the Sunstone Parties or SHP, or Material Adverse Effect on SHP, is curable prior to the Termination Date by the Sunstone Parties or SHP, then Interstate may not terminate this Agreement under this Section 9.1(d) for 15 days after delivery of written notice from Interstate to Seller of such breach or for any longer period during which the Sunstone Parties and SHP have used their reasonable best efforts to cure such inaccuracy or breach (it being understood that Interstate may not terminate this Agreement pursuant to this paragraph (d) if such breach by the Sunstone Parties or SHP, or Material Adverse Effect on SHP, is cured during such permitted cure period, or if Interstate shall have materially breached this Agreement, which breach has not been cured in all material respects);

(e) by Seller, either (i) upon a breach by Interstate of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Interstate under this Agreement shall have become untrue, in either case such that the condition set forth in Section 7.2(a) or 7.2(b), as applicable would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if there shall have occurred any change, event, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the ability of Interstate to perform its obligations under this Agreement, the Master Agreement or the Management Agreements; provided that if such inaccuracy in Interstate’s representations and warranties or breach by Interstate, or such Material Adverse Effect, is curable prior to the Termination Date by Interstate, then Seller may not terminate this Agreement under this Section 9.1(e) for 15 days after delivery of written notice from Seller to Interstate of such breach or for any longer period during which Interstate has used its reasonable best efforts to cure such inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this paragraph (e) if such breach by Interstate or Material Adverse Effect on Interstate is cured during such permitted cure period, or if the Sunstone Parties or SHP shall have materially breached this Agreement, which breach has not been cured in all material respects); or

(f) by either Seller or Interstate, upon any announcement by Sunstone, Inc. to withdraw or abandon the Sunstone IPO following the adoption by the Board of Directors of Sunstone, Inc. of a resolution to so withdraw or abandon the Sunstone IPO.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sunstone Parties, SHP or Interstate or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of Section 6.2 (Confidentiality), this Section 9.2 (Effect of Termination), Sections 9.3 (Expenses) and 9.4 (Waiver) and Article X (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any breach of any of such party’s representations, warranties, covenants or agreements contained herein.

Section 9.3 Expenses. Subject to Section 2.6(g), Interstate and the Sunstone Parties (and the Sunstone Parties on behalf of SHP) will each be solely responsible for and bear all of its own respective expenses, including expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors, incurred at any time in connection with the Letter of Intent, this Agreement or pursuing or consummating the Transactions, provided, however, that in the event that (i) this Agreement is terminated pursuant to Section 9.1(b), (ii) at the time of such termination the Sunstone IPO shall not have been consummated and (iii) SHP shall have instructed E&Y to perform, and E&Y shall have performed or shall be in the process of performing, an audit of the Initial Year End Financial Statements pursuant to Section 5.2 of this Agreement, then Interstate shall pay one-half of the amount of the fees of E&Y for performing such audit.

Section 9.4 Waiver. At any time prior to the Closing, Interstate, on the one hand, or the Seller or SHP, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any Transaction Document or (c) waive compliance with any of the agreements of such other Party or conditions to its own obligations contained herein or in any Transaction Document. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Waiver of any term or condition of this Agreement or any other Transaction Document by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of any Transaction Document by such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. Except as otherwise specifically provided herein, all notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given: upon delivery if delivered personally; when noted on the confirmation report (or if such date is not a Business Day, on the next Business Day), if sent by facsimile; or one Business Day after it is sent by overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as specified by like notice):

If to any Sunstone Party (or, prior to Closing, SHP):	c/o Sunstone Hotel Investors, LLC 903 Calle Amanacer, Suite 100

San Clemente, CA 92613

Facsimile: (949) 369-4230
Attention: Gary A. Stougaard and Jon Kline

With a copy to: Allen Matkins Leck Gamble & Mallory LLP

515 South Figueroa Street, Seventh Floor
Los Angeles, California 90071-3398 Facsimile: (213) 620-8816	Attention: Michael F. Sfregola
If to Interstate:	c/o Interstate Hotels & Resorts, Inc.
4501 North Fairfax Drive
Arlington, VA 22203
Facsimile: (703) 387-3101
Attention: Steven Jorns, Chief Executive
Officer
With a copy to:	Interstate Hotels & Resorts, Inc.
4501 North Fairfax Drive
Arlington, VA 22203
Facsimile: (703) 387-3389
Attention: Chris Bennett, Senior Vice
President and General Counsel
And to:	Latham & Watkins

555 Eleventh Street, N.W., Suite 1000

Washington, DC 20004-1304
Facsimile: (202) 637-2201
Attention: William P. O’Neill

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Copies delivered to counsel shall not constitute notice.

Section 10.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined or referenced therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to obligations of, or representations or warranties by, the Seller shall be deemed to be joint and several obligations, representations or warranties, as the case may be, of the Seller. For the avoidance of doubt, any obligation owed to, and all deliveries and notices required to be provided to, the Seller or any of their its Subsidiaries (excluding SHP on or after the Closing), under the Transaction Documents shall be deemed to have been satisfied and complied with if performed with respect to Seller, which shall be deemed to be authorized to take actions and receive deliveries and notices on behalf of any other Seller or Subsidiary thereof. The Seller agrees to cause each of its Subsidiaries to comply with all of its obligations under the Transaction Documents, and the Seller hereby guarantees such performance. The Seller agrees to cause SHP to comply with all of its obligations under the Transaction Documents prior to the Closing, and the Seller hereby guarantees such performance on or prior to the Closing Date. Interstate agrees to cause SHP to comply with all of its obligations under the Transaction Documents after the Closing, and Interstate hereby guarantees such performance. References to “dollar” or “$” are to United States Dollars unless otherwise specified. References to “other Party” mean (i) when first referring to Interstate, the Seller and SHP and (ii) when first referring to any Seller or SHP, Interstate. The provisions of this Agreement shall control in each case in which a provision hereof conflicts with a provision (or provisions) of any other Transaction Document, except to the extent that a Transaction Document delivered after the Signing Date expressly states that it governs; provided that, except in any case in which such conflict is a direct and express conflict, the applicable Parties shall use good faith efforts to agree on an interpretation of any provisions herein and in any other Transaction Document that conflict (or purport to conflict). Such agreed upon interpretation, if reduced to writing and executed by the applicable parties, shall automatically amend, supplement and modify (as applicable) the relevant provisions herein and in such other Transaction Document without any additional action by or on behalf of such parties or any other party hereto, which amendment, supplement or other modification, as the case may be, shall be binding upon all parties hereto and thereto.

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any other Transaction Document or any provision hereof or thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 10.5 Specific Performance. The Seller agree that the SHP Common Stock represent unique property that cannot be readily obtained on the open market and that Interstate would be irreparably injured if this Agreement is not specifically enforced after default. Therefore, Interstate shall have the right to specifically enforce the Seller’s and the SHP’s performance of their obligations under this Agreement, and Seller agrees to waive the defense in any such suit that Interstate has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that Interstate shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Interstate shall be entitled to obtain from any Seller or SHP against whom specific performance is granted, court costs and reasonable attorneys’ fees incurred by Interstate in enforcing its rights hereunder. As a condition to seeking specific performance, Interstate shall not be required to have tendered the Purchase Price but shall be ready, willing and able to do so.

Section 10.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Parties.

Section 10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.8 Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State, City and County of New York and of the United States District Court for the Southern District of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Each of the Parties hereto agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such Party’s agent for acceptance of legal process and provide prompt notice to the other Parties identifying the agent so appointed, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of New York.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, except that Interstate may assign this Agreement, and its rights and obligations hereunder, in whole or in part to any of its Subsidiaries without the consent of any other Party; provided that Interstate shall remain bound by this Agreement. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Any permitted assignee of any party hereto will be deemed to have joined this Agreement upon acceptance of such assignment.

Section 10.10 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

INTERSTATE HOTELS & RESORTS, INC., A Delaware corporation

By: /s/ Christopher L. Bennett Christopher L. Bennett SVP, General Counsel and Secretary

Signature Page 1 of 2 to Stock Purchase Agreement

SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By: /s/ Robert A. Alter Robet A. Alter Title:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By:
its sole Member

By: /s/ Robert A. Alter Robert A. Alter Title:

SUNSTONE HOTEL INVESTORS, LLC, a Delaware limited liability company

By:

By: /s/ Robert A. Alter Robert A. Alter Title:

SUNSTONE HOTEL TRS LESSEE, INC., a Delaware corporation

By: /s/ Robert A. Alter Robert A. Alter Title:

SUNSTONE HOTEL PROPERTIES, INC., a Colorado corporation

By: /s/ Robert A. Alter Robert A. Alter Title:

Signature Page 2 of 2 to Stock Purchase Agreement